EXHIBIT 99.1

ITEM 6:  SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated financial data of Apex Silver for the years ended December 31, 2008, 2007, and 2006 are derived from our audited consolidated financial statements.  The selected consolidated financial data of Apex Silver for the years ended December 31, 2005 and 2004 are derived from our historic financial records.  The financial information for all periods presented has been revised for the retrospective adoption of FASB Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (“FAS No. 160”) and to reflect discontinued operations.  In addition, the amounts included in Revenue have been reclassified from a net reduction of operating expenses for all periods presented.  No amounts in the cash flow data have been reclassified.  Amounts on the balance sheet formerly labeled minority interest are now referred to as noncontrolling interest and are included as a component of shareholders’ equity (deficit). This table should be read in conjunction with the Consolidated Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations.

	2008	2007	2006	2005
	(in thousands, except per shre amounts)
Statement of Operations:
Revenue	$5,400	$5,400	$2,640	$143
Operating expenses	(46,124)	(36,163)	(28,386)	(23,173)
Other income (expense), net	(28,392)	(19,567)	14,602	13,682
Net loss from continuing operations before income taxes	(69,116)	(50,330)	(11,144)	(9,348)
Income taxes	(618)	(879)	(749)	(379)
Net loss from continuing operations	(69,734)	(51,209)	(11,893)	(9,727)
Loss from discontinued operations (1)	(166,625)	(24,634)	(510,465)	(57,327)
Net loss	(236,359)	(75,843)	(522,358)	(67,054)
Net loss attributable to noncontrolling interest (2)	118,122	87,399	8,813	16
Net income (loss) attributable to shareholders	(118,237)	11,556	(513,545)	(67,038)
Net income (loss) per Common Stock / Ordinary Share - basic and diluted (3)
Net loss from continuing operations attributable to shareholders	(1.18)	(0.87)	(0.21)	(0.20)
Net income (loss) from discontinued operations attributable to shareholders	(0.82)	1.07	(8.88)	(1.18)
Net income (loss) attributable to shareholders	(2.01)	0.20	(9.09)	(1.38)
Weighted average Common Stock / Ordinary Shares outstanding - basic and diluted	58,947	58,715	56,498	48,616
Cash Flow Data:
Net cash used in operating activities	$(139,554)	$(166,029)	$(70,727)	$(24,338)
Net cash provided by (used in) investing activities	$(95,842)	$40,254	$(223,012)	$(1,869)
Net cash provided by financing activities (4)	$228,383	$116,671	$338,771	$3,275
Balance Sheet Data:
Total assets	$606,347	$1,324,911	$1,270,096	$780,511
Long term liabilities	$73,504	$1,040,098	$1,278,474	$467,743
Noncontrolling interest	$150,792	$—	$40	$34
Shareholders’ equity (deficit)	$(199,080)	$(84,101)	$(103,290)	$227,229

(1)     Amounts shown for the years ended December 31, 2008, 2007, 2006 and 2005 include gains and losses related to our open metals derivative positions, including realized cash losses related to the settlement of the positions during 2008 and 2007 and unrealized mark-to-market gains and losses during 2008, 2007, 2006 and 2005. See Note 14, “Derivative Positions,” in our Consolidated Financial Statements beginning on page F-1.  The 2008 amount also includes a $63.1 million gain related to the sale of our retained interest in Sumitomo’s share of future silver and zinc production from the San Cristóbal mine. The 2006 amount also includes a $199.6 million gain related to the sale to Sumitomo of a 35% interest in the subsidiaries that own and operate the San Cristóbal mine.

(2)     In accordance with generally accepted accounting principles in the United States at the time, we did not allocate losses to the noncontrolling interest in excess of the minority owner’s recorded interest in the subsidiary and at December 31, 2007 and 2006, we had absorbed approximately $23.6 million and $98.8 million of losses, respectively, that normally would have been allocated to the noncontrolling interest. During 2008 and 2007, $23.6 million and $75.2 million of the losses previously absorbed were recouped and included in noncontrolling interest in losses of consolidated subsidiaries for the respective periods. See Note 18, “Noncontrolling Interests,” in our Consolidated Financial Statements beginning on page F-1.

(3)     Potentially dilutive shares were anti-dulutive for all periods presented.

(4)     The 2008 amount includes $150 million of funding by Sumitomo directly to our San Cristóbal mine. The 2007 amount includes $45 million of borrowings under the Project Finance Facility. The 2006 amount includes $180.0 million of borrowings under the Project Finance Facility and $156.8 million of net proceeds from the sale of ordinary shares. The 2004 amount includes $328.1 million of net proceeds from the issuance of the Subordinated Notes and $208.6 million of net proceeds from sale of ordinary shares.

ITEM 7:  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read together with the consolidated financial statements of Apex Silver and the selected historical financial data and related notes thereto included elsewhere in this annual report on Form 10-K. Because we consolidate the San Cristóbal mine in our financial statements, all production and financial information for the San Cristóbal mine is expressed on a 100% basis. We currently own 65% of the subsidiaries that own and operate the San Cristóbal mine and market concentrates to smelters around the world. As described under “Business and Properties—Reorganization and Expected Emergence for Chapter 11”, we are currently operating under Chapter 11 protection and have entered into a Purchase Agreement to sell our interests in the San Cristóbal mine to Sumitomo as a condition to our emergence from Chapter 11.

Although substantial progress has been made toward a financial restructuring of our operations, there are still numerous risks associated with our ability to consummate the transactions contemplated by the Purchase Agreement and to successfully emerge from bankruptcy. Should we be unsuccessful in closing these transactions, Sumitomo and the senior lenders could foreclose on the San Cristóbal assets under the Project Finance Facility and assert their deficiency claims against us in bankruptcy, transforming the current reorganization process under Chapter 11 into a liquidation proceeding under Chapter 7. In considering only those events and transactions that have occurred or closed prior to the filing of our annual report on Form 10-K, there is substantial doubt that we could continue as a going concern.

Overview of San Cristóbal Operations

Concentrator throughput and concentrate production continued to improve during the fourth quarter 2008 at the San Cristóbal mine. Concentrator throughput for the fourth quarter 2008 averaged 38,200 tonnes per day, approximately 96% of the 40,000 tonnes per day designed capacity. Total throughput during the fourth quarter exceeded third quarter throughput by 4%, and average throughput in November and December 2008 and January 2009 was approximately 42,300 tonnes per day, approximately 6% above the 40,000 tonnes per day designed capacity.

Zinc concentrate production of approximately 104,400 dry tonnes during the fourth quarter exceeded third quarter production by 1%, and lead concentrate production of approximately 33,500 dry tonnes during the fourth quarter exceeded third quarter production by 7%. During the fourth quarter of 2008, operating margins at the San Cristóbal mine continued to be adversely affected by declines in silver, zinc and lead prices, which declined, respectively, 17%, 32% and 47% during the fourth quarter, and 39%, 40% and 45% in the last six months of 2008. In addition, costs for reagents, diesel fuel and other materials consumed in the operation remained at substantially high levels through year-end 2008.

Production from the San Cristóbal mine for 2008 totaled approximately 352,000 tonnes of zinc concentrate and 103,000 tonnes of lead concentrate, containing approximately 16.5 million ounces of payable silver, 173,400 tonnes of payable zinc and 66,500 tonnes of payable lead.

Average recovery rates for 2008 were 64.7% for silver, 80.3% for zinc and 74.9% for lead and average head grade was 70.44 grams per tonne silver, 2.33% zinc and 0.81% lead.

Results of Operations

Set forth below is a summary of significant components of our revenues and expenses for the years ended December 31, 2008, 2007 and 2006.  Certain components of our revenues and expenses have been updated to reflect the activity of the San Cristóbal mine and related subsidiaries in discontinued operations for the years ended December 31, 2008, 2007 and 2006 as the result of the sale of the San Cristóbal mine effective March 24, 2009.

Management Service Fees.  We recorded management service fees of $5.4 million, $5.4 million and $2.7 million for the years ended December 31, 2008, 2007 and 2006, respectively. Beginning in mid-2006 we entered into an agreement with Minera San Cristóbal whereby we charged Minera San Cristóbal $450 thousand per month as a management service fee.

Exploration.  Our exploration expenses, including property holding costs and allocated administrative expenses, were $25.4 million for the year ended December 31, 2008, as compared to $15.4 million and $8.3 million for the years ending December 31, 2007 and 2006, respectively. Exploration expense was incurred primarily in Argentina, Mexico and Peru. During 2008, we increased drilling programs and other geologic testing to increase the rate of evaluation of many of our properties. None of the exploration expenses reported relate to the San Cristóbal mine.

Administrative.  Administrative expense was $20.2 million, $20.3 million and $19.7 million for the years ended December 31, 2008, 2007 and 2006, respectively. Administrative expenses are incurred primarily by our corporate activities and consist primarily of compensation costs, professional fees paid for accounting and legal services, office and equipment lease costs and other general costs.

Interest and Other Income.  We recorded interest and other income of $5.6 million, $19.4 million and $10.1 million for the years ended December 31, 2008, 2007 and 2006, respectively. We held lower average cash and investment balances during 2008 as compared to the preceding years which resulted in lower interest being earned. In addition, interest rates were also lower during 2008 as compared to the preceding years.

Royalty Income.  During 2008, 2007 and 2006, we earned $0.4 million, $1.3 million and $1.6 million, respectively, of royalty income from a property in Mexico on which we retained a net smelter return royalty. The property is being test mined by a joint venture partner, and we receive a royalty for product sold from the test mining operation.

Interest Expense and Other Borrowing Costs.  For the years ended December 31, 2008 and 2007 we recorded interest expense and other borrowing costs in the amounts of $15.8 million and $5.7 million, respectively. Interest incurred during the construction of the San Cristóbal mine was capitalized.  Consequently the 2007 interest expense and other borrowing costs amount is net of $4.9 million of interest capitalized and 100% of the $12.2 million of interest costs incurred during 2006 was capitalized.  Interest expense and other borrowing costs as well as amounts capitalized for all periods is all related to interest incurred on the Subordinated Notes.

Loss on Auction Rate Securities.  For the years ended December 31, 2008 and 2007, we recognized impairment charges related to our auction rate securities (“ARS”) investments of $16.3 million and $34.5 million, respectively. The impairment charges are the result of deteriorating markets for certain of the ARS we hold for which the auctions continue to fail. The auctions for certain of the ARS began to fail during the third quarter of 2007 and continued to fail through December 31, 2008. At December 31, 2008 the carrying value of our ARS is $5.1 million.

Discontinued Operations — San Cristóbal.  The aggregated results of operations for the discontinued San Cristóbal mine totaled losses of $166.6 million, $24.6 million and $510.5 million for the years ended December 31, 2008, 2007 and 2006, respectively. See Note 1, “Operations,” in our Consolidated Financial Statements for detailed components of the losses from discontinued operations for each of the periods presented.

Net Loss attributable to Noncontrolling Interests (formerly Minority Interest).  For the years ended December 31, 2008, 2007 and 2006, we allocated losses to the noncontrolling interest of $118.1 million, $87.4 million and $8.8 million, respectively. The 2008 amount is primarily related to Sumitomo’s interest in certain losses related to San Cristóbal property, plant and equipment impairment charges and inventory write downs partially offset by gains related to marking our metal derivative positions to market.  For the years ended December 31, 2007 and 2006 we did not allocate certain losses to the noncontrolling interests because generally accepted accounting principles in the United States at that time did not allow for the allocation of losses to the noncontrolling interest if the noncontrolling interest’s equity balance is in a deficit position. Consequently, for the years ended December 31, 2007 and 2006, we had absorbed approximately

$23.6 million and $98.8 million of losses, respectively, that normally would have been allocated to the noncontrolling interest.  When the noncontrolling interest’s equity balance returns to positive, as the result of capital contributions and income distributions, we are able to allocate the previously absorbed losses to the noncontrolling interest.  Accordingly, of the $98.8 million loss we absorbed during the year ended December 31, 2006, $75.2 million was allocated to the noncontrolling interest during the year ended December 31, 2007 and the remaining $23.6 million was allocated to the noncontrolling interest during the year ended December 31, 2008. Also, during 2008, Sumitomo advanced an additional $86.9 million to fund its share of operating costs related to the San Cristóbal mine, we recorded $14.1 million of interest due Sumitomo on its cumulative share of advances to fund the San Cristóbal mine, and Sumitomo loaned MSC $150.0 million under the MSC working capital facility. All of these transactions were recorded to noncontrolling interest.

Liquidity and Capital Resources

At December 31, 2008, our aggregate balance of cash, restricted cash, and short- and long-term investments totaled $71.0 million (excluding ARS), of which $20.6 million was restricted. At December 31, 2007, our aggregate balance of cash, restricted cash, and short- and long-term investments totaled $199.2 million (excluding ARS), of which $103.3 million was restricted. The amounts held at December 31, 2008 include $33.7 million in cash and cash equivalents, $21.8 million in investments (including $5.1 million of illiquid ARS investments) and $20.6 million of cash that is restricted to working capital requirements at the San Cristóbal mine and interest and principal payments on the Project Finance Facility. At December 31, 2008, our aggregate unrestricted cash and investments (excluding ARS) totaled $50.4 million.

The decrease in our aggregate balance of cash, restricted cash, short- and long-term investments and restricted investments (excluding ARS) at December 31, 2008, compared to the prior year, is primarily the result of $139.6 million used to fund operations, $273.2 million used to settle derivative positions, $27.5 million invested in property, plant and equipment and $8.6 million to pay long term debt related to capital leases. The decrease in our cash and investment balances was partially offset by $236.9 million advanced by Sumitomo as its share of San Cristóbal funding, $70.0 million received from the sale of a deferred payment stream to Sumitomo and $14.1 million of deferred payments received from Sumitomo. In addition, the value of our investments was reduced by a $16.3 million additional impairment to the carrying value of our ARS.

As described above, our liquidity deteriorated during 2008, causing us to file for Chapter 11 protection and take significant steps to restructure our business, including entering into an agreement with Sumitomo to sell our interests in the San Cristóbal mine. We anticipate that we will emerge from Chapter 11 on or about March 24, 2009. Under the terms of the Plan, the holders of the Subordinated Notes will be entitled to receive any cash amounts held by us at the Effective Date in excess of the sum of (a) $15 million, plus (b) a reserve for accrued liabilities at the Effective Date and certain projected reorganization expenses that will be incurred after the Effective Date. Following receipt of the proceeds from the sale of our interests in the San Cristóbal mine and the payment of amounts required under the Plan, we expect to have a balance of cash and investments of approximately $18 million (excluding ARS). In addition, we expect to receive approximately $4.5 million during the remainder of 2009 as our management fee under the Management Agreement with Sumitomo, and approximately $2 million in interest and royalty revenue. We will have no indebtedness following our emergence from Chapter 11.

For the 2009 fiscal year, we expect to spend approximately $8 million in reorganization costs, $13 million on general corporate costs and $12 million on our exploration properties. Much of the spending on reorganization and general corporate costs will occur in the first half of 2009 and is related to our reorganization and emergence from bankruptcy. Following our emergence from bankruptcy on or about March 24, 2009 and through the remainder of the year, we expect to spend approximately $3 million on reorganization costs, $8 million on general corporate costs and $8 million on our exploration properties. We believe that the cash on hand at the Effective Date, together with interest and royalty income and amounts received under the Management Agreement, will provide us with enough cash to continue with our exploration program and offset general and administrative expenses through the end of 2009. We expect that we will need to raise substantial additional capital to pursue our business strategy beyond 2009. We cannot assure you that we will be able to do so on favorable terms or at all. See “Risk Factors—Risks Associated with our Business—We may not be able to continue as a going concern following emergence from Chapter 11 if we cannot fund operations through increased revenue or access to external sources of funding.”

Off Balance Sheet Arrangements

We have no off balance sheet arrangements.

Table of Contractual Obligations

The following table summarizes our contractual obligations at December 31, 2008:

Contractual Obligations (thousands)	Total	Less Than 1 Year	1 - 3 Years	3 - 5 Years	More Than 5 Years
Convertible debt(1)	$289,987	$289,987	$—	$—	$—
Interest payments convertible debt(1)	3,178	3,178	—	—	—
Principal payments on project finance facility(2)	225,000	225,000	—	—	—
Interest payments on project finance facility(2)	5,766	5,766	—	—	—
Capital leases(3)	47,856	8,307	13,810	13,419	12,320
Interest payments on capital leases(3)	23,055	6,345	9,487	5,555	1,668
Operating leases(4)	137	137	—	—	—
San Cristóbal mine patent payments(5)	6,000	400	800	800	4,000

(1)           As discussed under “Business and Properties—Reorganization and Expected Emergence from Chapter 11”, the Subordinated Notes are in default due to our filing under Chapter 11 and consequently the full amount due under the Subordinated Notes were classified as current at December 31, 2008. Under the terms of the Plan, holders of the Subordinated Notes will be entitled to receive a pro rata distribution of (i) common stock of Golden Minerals Company, and (ii) cash proceeds of approximately $45 million as full settlement of the Subordinated Notes, upon emergence from Chapter 11. Interest payments on the Subordinated Notes represent amounts accrued through January 12, 2009, the date we filed for Chapter 11 protection.

(2)           As discussed under “Business and Properties—Reorganization and Expected Emergence from Chapter 11”, MSC failed to make the principal and interest payment due under the Project Finance Facility on December 13, 2008 and failed to fulfill certain other covenants and thus is in default under the Facility. Consequently the full amount due under the Facility was classified as current at December 31, 2008. Interest payments on the Facility represent amounts accrued through January 12, 2009, the date we filed for Chapter 11 protection and received a standstill agreement from Sumitomo.

(3)           Capital leases shown are related to MSC’s operation of the San Cristóbal mine, which will be sold to Sumitomo on the Effective Date of the Plan.

(4)           The operating lease obligations are related to our corporate headquarters office. The current lease expires April 30, 2009.

(5)           The San Cristóbal mine patent payments are payments MSC must make to the Bolivian government to maintain its rights to the San Cristóbal mining concessions. Amounts shown include payments through termination of the currently planned mine life in 2023.

From time to time we enter into lease option agreements related to exploration properties that are of interest to us. These agreements typically contain escalating lease payments required to maintain our exploration rights to the property. Such agreements are not included in the above table because exploration success is historically low and we have the right to terminate the agreements at any time.

Critical Accounting Policies

The selection and application of accounting policies is an important process that has developed as our business activities have evolved and as the accounting rules have changed. Accounting rules generally do not involve a selection among alternatives, but involve an implementation and interpretation of existing rules, and the use of judgment, to the specific set of circumstances existing in our business. Discussed below are the accounting policies that we believe are critical to our financial statements due to the degree of uncertainty regarding the estimates or assumptions involved and the magnitude of the asset, liability, revenue or expense being reported.

Adoption of Accounting Standards Requiring Retrospective Application and Other Reclassifications

During December 2007 the FASB issued FASB Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (“FAS No. 160”).  A noncontrolling interest, formerly called a minority interest, is the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent. The objective of this Standard is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards related to noncontrolling interests. We adopted FAS No. 160 effective January 1, 2009 and no longer report minority interest in the “mezzanine”, but reflect such noncontrolling interests as part of equity.  The provisions of FAS No. 160 have been retrospectively applied to all periods present in the accompanying Consolidated Financial Statements.  (See Note 18 to the Consolidated Financial Statements for a discussion of noncontrolling interests)

As a result of the Sale of our San Cristóbal mine (see Note 2 to the Consolidated Financial Statements), and per the guidance of Emerging Issues Task Force 03-13, “Applying the Conditions in Paragraph 42 of FASB Statement No. 144 in Determining Whether to Report Discontinued Operations” (“EITF 03-13”), we have retrospectively reclassified historical amounts on the Consolidated Statements of Operations and Comprehensive Income (Loss) for the San Cristóbal mine activity to discontinued operations for all periods presented.

Mineral Reserves

Mineral reserve estimates involve subjective judgment and are based on numerous assumptions that may later prove to be inaccurate. These estimates include engineering evaluations of assay values derived from samplings of drill holes and other openings. Additionally, changes in the market prices of metals may render certain mineral reserves containing relatively lower grades of mineralization uneconomic to mine. Further, availability of permits, changes in operating and capital costs, and other factors could materially and adversely affect mineral reserves.

Mineral Properties

When we determine that a mineral property has proven and probable reserves, subsequent development costs are capitalized to mineral properties. When mineral properties are developed and operations commence, capitalized costs are charged to operations using the units-of-production method over proven and probable reserves. Beginning September 1, 1997, costs associated with our San Cristóbal project have been capitalized to construction in progress. As of August 2007, these costs were transferred to the mining, equipment and machinery section of property plant and equipment concurrent with the completion of construction of the mine. Capitalized costs at San Cristóbal include all direct costs associated with the project, certain interest costs, depreciation on assets being used to construct the project and other internally allocated costs directly associated with the advancement of the project.

Inventories

Ore stockpiles and concentrate inventories are carried at the lower of average cost or net realizable value. Net realizable value represents the estimated future sales price of the product based on spot and future metals prices through estimated sale and settlement dates, less the estimated costs to complete production and bring the product to sale. The $18.6 million of concentrate inventories and $72.6 million of ore stockpile inventories recorded at December 31, 2008 were recorded at net realizable value. The $23.4 million of concentrate inventories and $77.7 million of ore stockpile inventories recorded at December 31, 2007, were recorded at cost. We recorded $52.5 million of inventory write downs during the year ended December 31, 2008. No inventory write down charges were recorded during the year ended December 31, 2007. The current portion of ore stockpiles is determined based on the expected amounts to be processed within the next 12 months. Ore stockpiles not expected to be processed within the next 12 months are classified as long-term.

Value Added Tax Recoverable

We record value VAT paid in Bolivia and related to the San Cristóbal mine as a recoverable asset. The VAT is expected to be recovered through future production from the San Cristóbal mine. As export sales are made from the mine, we are entitled to file for tax credit certificates, called Cediems, from the government relating to current and previous VAT paid. The Cediems, once issued to us, can then be used as a credit against certain Bolivian income and import taxes or can be sold to other third parties at a small discount. We are currently filing for Cediems based on the export sales we have made to date. The process for receiving Cediems is administratively complex and can take one to two years from the date an application is filed. Future changes to Bolivian tax law could have an adverse effect on our ability to recover the VAT. As of December 31, 2008, we have filed for approximately $33.8 million of Cediems and have received approximately $0.4 million of Cediems that have been used to offset Bolivian income taxes. We believe, based on current Bolivian law and financial projections at the mine, that all of the VAT appearing on the balance sheet is recoverable. At December 31, 2008 and 2007, the VAT recoverable amounts were $157.1 million and $95.3 million, respectively. The VAT recoverable amounts include $19.5 million and $8.6 million of recoverable Bolivian import duties for the years ended December 31, 2008 and 2007, respectively. The December 31, 2008 VAT recoverable balance of $157.1 million is net of $0.2 million of VAT recovered during 2008.

Derivative Positions

We record all open derivative positions on our consolidated balance sheet at estimated fair value. Changes in the fair value of the open derivative positions are recorded each period in earnings as we do not account for any of our derivatives as hedge transactions. Prior to January 1, 2008, our metal derivative positions were valued from quoted market information reflected in the applicable commodities price indices for the periods the indices are available. For periods beyond the available indices these metal derivative positions were valued using quoted prices and extrapolation of the commodities price indices from the counterparties holding the metal derivative positions. We independently verified that the values received from the counterparties were based upon major commodities price indices such as the London Metal Exchange and New York Commodities Exchange and other available market data. As a result of our adoption of the provisions of Financial Accounting Standards No. 157, “Fair Value Measurements” on January 1, 2008, the fair value of our metal derivate liabilities are valued as above and then adjusted to reflect our credit risk and risk of non-performance.

At December 31, 2008 we had no open derivative positions as the result of fully liquidating previously held positions during the fourth quarter 2008. At December 31, 2007 the fair value of our open derivatives positions was a net liability of $741.0 million.

Asset Retirement Obligations

We record asset retirement obligations in accordance with Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (“FAS No. 143”), which establishes a uniform methodology for accounting for estimated reclamation and abandonment costs. According to FAS No. 143, the fair value of a liability for an asset retirement obligation (“ARO”) is recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. An offsetting Asset Retirement Cost (“ARC”) is capitalized as part of the carrying value of the assets with which it is associated, and depreciated over the useful life of the asset.

Revenue Recognition

We sell our concentrates directly to smelters. We recognize a sale upon receipt of provisional payment, as this is the earliest point that both risk of loss and title transfer to the smelter.

Concentrate sales are initially recorded based on 100% of the provisional sales prices. The provisional sales price is based on estimated metals contained in the concentrates (based on assay data) and the forward metals prices at the expected settlement date net of amounts retained by the smelter to cover its refining and treatment costs. Until final settlement, adjustments to revenue are recorded on a mark-to-market basis to reflect changes to the forward metals prices for the estimated date of settlement and changes in provisional metal quantities are adjusted upon receipt of new information and assays. The primary risk associated with recognition of sales on a provisional basis is the possibility of metal price fluctuations between the date initially recorded and the date of final settlement. If a significant decline in metal prices occurs between the provisional pricing date and the final settlement date, we could be required to return a portion of the sales proceeds received based on the provisional invoice.

Sales based on a provisional sales price contain an embedded derivative that is required to be separated from the host contract for accounting purposes. The embedded derivative does not qualify for hedge accounting and is marked to market through earnings each period prior to final settlement.

Income Taxes

We account for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“FAS 109”) on a tax jurisdictional basis. We file Bolivia, United States and certain other foreign country income tax returns, and pay taxes reasonably determined to be due. The tax rules and regulations in these countries are highly complex and subject to interpretation. Our income tax returns are subject to examination by the relevant taxing authorities and in connection with such examinations, disputes can arise with the taxing authorities over the interpretation or application of certain tax rules within the country involved. In accordance with Financial Accounting Standards Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”, an interpretation of FAS 109, we identify and evaluate uncertain tax positions, and recognize the impact of uncertain tax positions for which there is a less than more-likely-than-not probability of the position being upheld when reviewed by the relevant taxing authority. Such positions are deemed to be unrecognized tax benefits and a corresponding liability is established on the balance sheet.

We have recorded a full valuation allowance against our deferred tax assets based on the judgment that it is more likely than not that these deferred tax assets will not be utilized before their expiration. Due to the pending sale of the San Cristóbal property, it is not likely that we will generate sufficient taxable income to utilize our deferred tax assets in the future.

Auction Rate Securities

Auction rate securities (“ARS”) are floating rate securities with long-term nominal maturities of 25 to 45 years which are marketed by financial institutions with auction reset dates at 7, 28, or 35 day intervals to provide short-term liquidity. Beginning in August 2007 and continuing through December 31, 2008 a number of ARS auctions failed, resulting in a lack of liquidity in the ARS market. At the time the auctions failed we held approximately $71.7 million of ARS investments. During 2007 we liquidated ARS investments with a cost basis of $19.5 million for $15.7 million and recorded a $3.8 million loss. During 2008 we liquidated approximately $0.3 million of our ARS. In addition during 2008 and 2007 we recorded impairment charges of $16.3 million and $30.7 million respectively to earnings on the remaining ARS investments, resulting in a remaining carrying value of $5.1 million and $21.5 million at December 31, 2008 and 2007, respectively. The fair value for each ARS was determined by us, with the assistance of a third party valuation firm, using discounted cash flow, market value comparison and option pricing models. Inputs into the model include significant assumption regarding default, recovery and prepayment rates. There can be no assurance that the ultimate disposition of these securities will not result in recoverable values significantly different from the estimates we have made.

We will not be able to liquidate our investments in ARS until a future auction for the ARS is successful or we sell the ARS in a secondary market at a potentially substantial discount and accordingly, these ARS have been classified as non-current. Based on our current cash, investment balances and expected operating cash flows, we do not anticipate that the lack of short-term liquidity for the ARS will adversely affect our ability to conduct business in the near term.

See Note 4 of the accompanying Notes to our Consolidated Financial Statements included in this annual report on Form 10-K for additional accounting policies.

ITEM 9A: CONTROLS AND PROCEDURES

Management’s Report on Internal Control over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act, as amended). Management assessed the effectiveness of our internal control over financial reporting as of December 31, 2008.

In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control-Integrated Framework. Management has concluded that, as of December 31, 2008, our internal control over financial reporting is effective based on these criteria.

The effectiveness of our internal control over financial reporting as of December 31, 2008 has been audited by PricewaterhouseCoopers LLP, an independent registered accounting firm, as stated in their report which appears herein.

ITEM 8:  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

APEX SILVER MINES LIMITED

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA INDEX

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Apex Silver Mines Limited:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income (loss), of changes in equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Apex Silver Mines Limited and its subsidiaries (the “Company”) at December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.  Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting.  Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits.  We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects.  Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, on January 12, 2009 Apex Silver Mines Limited and its wholly owned subsidiary, Apex Silver Mines Corporation, filed voluntary petitions for reorganization relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York.  This condition raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 14 to the consolidated financial statements, the Company adopted FASB Statement No. 157, Fair Value Measurements, as of January 1, 2008, which did not require retrospective application. As discussed in Note 4 to the consolidated financial statements, the Company changed its method of accounting for noncontrolling interests effective January 1, 2009, which required retrospective application for all periods presented.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PricewaterhouseCoopers LLP

Denver, Colorado

March 16, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the reclassification of the San Cristobal operation as discontinued operations discussed in Note 1 and the effects of the retrospective adoption of FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51 discussed in Note 4 as to which the date is October 14, 2009.

APEX SILVER MINES LIMITED

DEBTOR IN POSSESSION

CONSOLIDATED BALANCE SHEETS

(Expressed in United States dollars)

	December 31,	December 31,
	2008	2007
	(in thousands except
	share data)
Assets
Current assets
Cash and cash equivalents	$33,723	$40,736
Restricted cash	20,575	12,313
Investments	16,351	52,243
Trade receivables	7,315	3,110
Inventories	75,008	44,211
Prepaid expenses and other assets	15,550	16,195
Current assets	168,522	168,808
Property, plant and equipment (net)	202,534	841,981
Ore stockpile inventories	72,628	76,914
Deferred financing costs	—	15,990
Value added tax recoverable	157,146	95,327
Restricted cash	—	91,000
Investments	5,487	24,407
Derivatives at fair value	—	8,475
Other	30	2,009
Total assets	$606,347	$1,324,911

Liabilities and Equity (Deficit)

Current liabilities
Accounts payable and accrued liabilities	$48,861	$55,957
Accrued interest payable	8,660	4,982
Derivatives at fair value	—	266,820
Current portion of long-term debt	523,610	41,155
Current liabilities	581,131	368,914
Long-term debt	59,951	546,981
Derivatives at fair value	—	482,683
Deferred gain on sale of asset	—	945
Asset retirement obligation	9,155	6,981
Other long term liabilities	4,398	2,508
Total liabilities	654,635	1,409,012
Commitments and contingencies (Note 21)
Equity (deficit)
Ordinary Shares, $.01 par value, 175,000,000 shares authorized; 59,000,832 and 58,909,625 shares issued and outstanding, respectively	590	589
Additional paid in capital	680,901	677,203
Accumulated deficit	(880,020)	(761,783)
Accumulated other comprehensive loss	(551)	(110)
Parent Company shareholders’ deficit	(199,080)	(84,101)
Noncontrolling interest in subsidiaries	150,792	—
Total deficit	(48,288)	(84,101)
Total liabilities and deficit	$606,347	$1,324,911

The accompanying notes form an integral part of these consolidated financial statements.

APEX SILVER MINES LIMITED

DEBTOR IN POSSESSION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Expressed in United States dollars)

	For the years ended December 31,
	2008	2007	2006
	(in thousands, except share data)
Revenue:
Management service fees	$5,400	$5,400	$2,640
Costs and expenses:
Exploration expense	(25,397)	(15,357)	(8,316)
Administrative expense	(20,200)	(20,273)	(19,667)
Depreciation, depletion and amortization	(527)	(533)	(403)
Total costs and expenses	(46,124)	(36,163)	(28,386)
Loss from operations	(40,724)	(30,763)	(25,746)
Other income and expenses:
Interest and other income	5,553	19,432	10,117
Royalty income	351	1,319	1,619
Interest expense and other borrowing costs	(15,848)	(5,733)	—
Foreign exchange loss	(32)	(48)	(9)
Reorganization cost	(2,153)	—	—
Gain on extingushment of debt	—	—	2,875
Loss on auction rate securities	(16,263)	(34,537)	—
Total other income and expenses	(28,392)	(19,567)	14,602
Loss from continuing operations before income (taxes) benefit	(69,116)	(50,330)	(11,144)
Income taxes	(618)	(879)	(749)
Net loss from continuing operations	(69,734)	(51,209)	(11,893)
Loss from discontinued operations	(166,625)	(24,634)	(510,465)
Net loss	$(236,359)	$(75,843)	$(522,358)
Net loss attributable to noncontrolling interest	$118,122	$87,399	$8,813
Net (loss) income attributable to shareholder’s	$(118,237)	$11,556	$(513,545)
Other comprehensive gain (loss):
Unrealized (loss) gain on securities	$(441)	$(86)	$219
Comprehensive (loss) income attributable to shareholder’s	$(118,678)	$11,470	$(513,326)
Net income (loss) per Ordinary Share — basic and diluted (1)
Loss from continuing operations attributable to shareholders	$(1.18)	$(0.87)	$(0.21)
(Loss) gain from discontinued operations attributable to shareholders	$(0.82)	$1.07	(8.88)
Net (loss) income attributable to shareholders	$(2.01)	$0.20	$(9.09)
Weighted average Ordinary Shares outstanding - basic and diluted (1)	58,947,025	58,714,935	56,498,416

(1) Potentialy dilutive shares were anti-dilutive for all periods presented.

The accompanying notes form an integral part of these consolidated financial statements.

APEX SILVER MINES LIMITED

DEBTOR IN POSSESSION

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIT)

(Expressed in United States dollars)

					Accumulated
					Other
			Additional		Comprehensive	Non-	Total
	Ordinary Shares		Paid-in	Accumulated	income	controlling	Equity
	Shares	Amount	Capital	Deficit	(loss)	Interest	(Deficit)
	(in thousands except share data)
Balance, December 31, 2005	50,444,890	$504.4	$486,762	$(259,794)	$(243)	$34	$227,263
Stock to construct power line ($15.09 per share)	369,033	3.7	5,724	—	—	—	5,728
Shares issued to retire debt, ($15.77 per share)	1,086,653	10.9	17,114	—	—	—	17,125
Stock to consultants ($15.90 per share)	1,699	—	27	—	—	—	27
Stock compensation accrued	—	—	5,451	—	—	—	5,451
Stock options exercised ($12.52 per share)	283,425	2.8	3,406	—	—	—	3,409
Stock granted as compensation ($19.30 per share)	17,000	0.2	—	—	—	—	—
Sale of Ordinary Shares, net ($23.70 per share)	6,375,000	63.8	151,003	—	—	—	151,067
Unrealized gain on marketable equity securities	—	—	—	—	219	—	219
Loss attributable to non-controlling interest	—	—	—	—	—	6	6
Net loss	—	—	—	(513,545)	—	—	(513,545)
Balance, December 31, 2006	58,577,700	$585.8	$669,487	$(773,339)	$(24)	$40	$(103,250)
Stock compensation accrued	—	—	3,193	—	—	—	3,193
Stock options exercised ($11.78 per share)	394,325	3.9	4,522	—	—	—	4,526
Stock granted as compensation ($16.49 per share)	57,150	0.6	—	—	—	—	1
Stock compensation restricted shares canceled (1)	(119,550)	(1.2)	—	—	—	—	(1)
Unrealized loss on marketable equity securities	—	—	—	—	(86)	—	(86)
Gain attributable to non-controlling interest	—	—	—	—	—	(40)	(40)
Net income	—	—	—	11,556	—	—	11,556
Balance, December 31, 2007	58,909,625	$589.1	$677,203	$(761,783)	$(110)	$—	$(84,101)
Stock compensation accrued	—	—	3,698	—	—	—	3,698
Stock granted as compensation ($15.91 per share)	91,207	0.9	—	—	—	—	0.9
Unrealized loss on marketable equity securities	—	—	—	—	(441)	—	(441)
Cash contributions non-controlling interest	—	—	—	—	—	337,066	337,066
Loss attributable to non-controlling interest	—	—	—	—	—	(186,274)	(186,274)
Net loss	—	—	—	(118,237)	—	—	(118,237)
Balance, December 31, 2008	59,000,832	$590.0	$680,901	$(880,020)	$(551)	$150,792	$(48,288)

(1)         Prior to 2007, restricted shares granted as compensation were issued and held in escrow until vesting. The Company’s current practice is to issue shares only on vesting.  Accordingly, the Company canceled 119,550 restricted shares held in escrow; those shares will be issued if and when they vest.

The accompanying notes form an integral part of these consolidated financial statements.

APEX SILVER MINES LIMITED

DEBTOR IN POSSESSION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in United States dollars)

	For the Years Ended December 31,
	2008	2007	2006
	(in thousands)
Cash flows from operating activities:
Net cash used in operating activities (Note 20)	$(139,554)	$(166,029)	$(70,727)
Cash flows from investing activities:
Purchase of available-for-sale investments	(43,825)	(558,784)	(627,320)
Sale of available-for-sale investments	79,754	793,390	324,842
Purchase of held-to-maturity investments	—	—	(24,662)
Sale of held-to-maturity investments	2,000	5,619	35,613
Purchase of available for sale restricted investments	—	(32,150)	(251,500)
Sale of available for sale restricted investments	—	109,050	279,900
Purchase of held-to-maturity restricted investments	—	(2,818)	(22,199)
Sale of held-to-maturity restricted investments	—	7,800	66,676
Payment of derivative premiums and settlements, (net)	(273,157)	(57,880)	(48,293)
Advance for construction of port facility	—	(4,000)	—
Released from (transfer to) restricted cash to collateralize credit facility, letters of credit and interest payments, net	82,737	(71,371)	103,239
Procceds from sale of interest in subsidiary	70,000	258	224,000
Receipt of deferred payments	14,101	—	—
Payment of selling costs related to sale of interest in subsidiary	—	—	(6,384)
Additions to property, plant and equipment	(27,452)	(148,860)	(276,924)
Net cash provided by (used in) investing activities	(95,842)	40,254	(223,012)
Cash flows from financing activities:
Proceeds from issuance of Ordinary Shares (net of issuance costs of $0, $0 million and $4.8 for 2008, 2007 and 2006 respectively)	—	—	156,794
Payment of debt issuance costs	—	(650)	(671)
Payment of notes and long term debt	(8,551)	(12,600)	(2,176)
Proceeds from note to power line contractor	—	—	1,415
Borrowings under project finance facility	—	45,000	180,000
Noncontrolling interest contributions	236,934	80,395	—
Proceeds from exercise of stock options and warrants	—	4,526	3,409
Net cash provided by financing activities	228,383	116,671	338,771
Net increase (decrease) in cash and cash equivalents	(7,013)	(9,104)	45,032
Cash and cash equivalents, beginning of period	40,736	49,840	4,808
Cash and cash equivalents, end of period	$33,723	$40,736	$49,840

Supplemental information:
Interest paid, net of amounts capitalized	$29,180	$16,595	$774
Income taxes paid	$4,515	$216	$749

The accompanying notes form an integral part of these consolidated financial statements.

APEX SILVER MINES LIMITED

DEBTOR IN POSSESSION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in United States dollars)

1.                                      Operations

Continuing Operations

Apex Silver Mines Limited (the “Company”) operates as a mining, exploration and development company. The Company owns 65% of and operates the San Cristóbal silver, zinc and lead mine in Bolivia. The mining operations and related assets are owned and operated by subsidiaries of the Company located outside of the United States. The Company’s San Cristóbal mine began producing silver-bearing lead and zinc concentrates during the third quarter 2007 and reached sustained operating levels during 2008. Prior to the third quarter 2007 the Company had no mining operations from which product was being produced and sold; consequently, the Company had not previously reported operating income.  The Company also conducts exploration activities primarily in South America and Central America and currently holds interests in non-producing mineral properties in Argentina, Mexico, Peru, Bolivia, Ecuador and Australia.

In light of the significant liquidity issues, on January 12, 2009 the Company filed for reorganization relief under Chapter 11 of the US federal bankruptcy law and in conjunction therein entered into a number of transactions with Sumitomo Corporation (“Sumitomo”), the 35% noncontrolling interest owner of the San Cristóbal mine, the lenders under the project finance facility relating to the San Cristóbal mine (the “Facility”), and the holders of the Company’s 2.875% and 4.0% Convertible Senior Subordinated Notes due 2024 (collectively, the “Notes”) to effect a comprehensive restructuring of its operations and capital structure as described in more detail in Note 2.  The proposed transactions and restructuring are subject to significant conditions and the successful emergence from Chapter 11 which, if completed, would result in the sale of the San Cristóbal mine and a substantial change in the nature of the Company’s operations and financial condition.  In particular, the Company would cease mining operations, while continuing business as an exploration and management services company. See Note 28 for potential impacts.

Discontinued Operations

On March 24, 2009, in conjunction with, and as a condition to the emergence from bankruptcy (see Note 2), the Company sold to Sumitomo its remaining direct and indirect interests in the San Cristóbal mine, including its 65% interest in MSC, for a cash purchase price of $27.5 million, plus $2.5 million in expense reimbursements and the assumption of certain liabilities.  The transaction was completed pursuant to the Purchase and Sale Agreement dated January 12, 2009 (the “Purchase Agreement”) among the Company, certain other wholly-owned subsidiaries of the Company, Sumitomo and one of Sumitomo’s wholly-owned subsidiaries.  Under the Purchase Agreement and the Plan, the Company was released from all liabilities associated with the San Cristóbal mine, including its guarantee of San Cristóbal’s indebtedness.

As a result of the sale, results of operations of the San Cristóbal mine and related subsidiaries sold are presented as discontinued operations for all periods presented in the Consolidated Statements of Operations and Comprehensive Income (Loss), including all direct financing related to the San Cristóbal mine (see Note 2).  Additionally, amounts received for management service fees that were previously eliminated upon consolidation have not been eliminated and are reflected as revenue in the Consolidated Statements of Operations and Comprehensive Income (Loss). The Company determined that reporting discontinued operations is appropriate in accordance with EITF 03-13 (see Note 4.r.).

The Company has not reclassified any amounts on the Consolidated Balance Sheets or Consolidated Statements of Cash Flows related to the discontinued operations.

The results of discontinued operations for the periods ended December 31, 2008, 2007 and 2006 are as follows (amounts in thousands):

APEX SILVER MINES LIMITED

DEBTOR IN POSSESSION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Expressed in United States dollars)

	The years ended December 31,
	2008	2007	2006
Revenue:
Sale of concentrates, net	$419,512	$45,932	$—
Costs and expenses:
Costs applicable to sales	(346,199)	(42,941)	—
Write down of inventories	(52,547)	—	—
Production startup income/expense, net	—	(13,483)	—
Management fee	(5,400)	(5,400)	(2,640)
Asset retirement accretion expense	(794)	(600)	(406)
Gain (loss) on commodity derivatives	467,871	19,290	(715,121)
Foreign currency gain	18,342	7,772	894
Impairment of long lived assets	(625,649)	—	—
Other costs	(1,960)	(4,067)	(1,579)
Depreciation, depletion and amortization	(37,415)	(13,646)	—
Total costs and expenses	(583,751)	(53,075)	(718,852)
Loss from operations	(164,239)	(7,143)	(718,852)
Other income and expenses:
Interest and other income	478	2,606	9,561
Gain on sale of interest in subsidiaries	64,471	—	199,600
Interest expense and other borrowing costs	(59,600)	(18,112)	(774)
Total other income and expenses	5,349	(15,506)	208,387
Loss before income taxes	(158,890)	(22,649)	(510,465)
Income taxes	(7,735)	(1,985)	—
Loss from discontinued operations	$(166,625)	$(24,634)	$(510,465)

The assets and liabilities of discontinued operations reported in the consolidated balance sheets at December 31, 2008 and 2007 consisted of the following (amounts in thousands):

	December 31,
	2008	2007
Assets
Cash and cash equivalents	$992	$1,198
Restricted cash	20,070	9,124
Accounts receivable	7,315	3,110
Inventories	75,008	44,211
Prepaid expenses and other assets	14,250	11,628
Current assets	117,635	69,271
Property, plant and equipment, net	199,040	830,515
Ore inventories	72,628	76,914
Value added tax recoverable	157,146	95,327
Deferred financing costs	—	9,449
Derivatives at fair value	—	8,475
Other assets	17	1,992
	$546,466	$1,091,943

Liabilities and Shareholder’s Equity
Accounts payable and accrued liabilities	$44,878	$53,596
Accrued interest payable	5,797	2,145
Derivatives at fair value	—	266,820
Current portion of long term debt	233,623	41,155
Current liabilities	284,298	363,716
Long term debt	59,951	256,994
Derivatives at fair value	—	482,683
Deferred gain on sale of assets	—	945
Reclamation & remediation liabilities	9,155	6,981
Other long term liabilities (income taxes)	4,398	2,508
Noncontrolling interest	150,792	—
Accumulated earnings (deficit)	37,872	(21,884)
	$546,466	$1,091,943

APEX SILVER MINES LIMITED

DEBTOR IN POSSESSION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Expressed in United States dollars)

2.              Liquidity, Capital Resources, and Financial Restructuring

Chapter 11 Reorganization

On January 12, 2009, the Company and its wholly owned subsidiary, Apex Silver Mines Corporation (“ASMC”), filed voluntary joint petitions for reorganization relief under Chapter 11, with the U.S. Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). The Company also commenced a provisional liquidation proceeding in the Cayman Islands. The Company’s subsidiaries outside the United States, including Minera San Cristóbal S.A. (“MSC”), the Bolivian subsidiary that owns and operates the San Cristóbal mine, were not included in the Chapter 11 filing or in any other bankruptcy or reorganization proceeding.

Under Chapter 11, the Company is operating its businesses as a debtor-in-possession under court protection from creditors and claimants under the jurisdiction of the Bankruptcy Court and under the supervision of the joint provisional liquidators in the Cayman Islands. Since the Chapter 11 filing, orders sufficient to enable the Company to conduct normal business activities have been entered by the Bankruptcy Court.

On March 4, 2009, the Bankruptcy Court confirmed the Company’s Joint Plan of Reorganization (the “Plan”). The Company intends to declare the Plan effective and to emerge from Chapter 11 protection on or about March 24, 2009 (the “Effective Date”). The Plan is conditioned on the closing of the sale of the San Cristóbal mine to Sumitomo as described below. Under the Plan, subsequent to the sale of the San Cristóbal mine, all of the remaining assets of the Company, other than a small cash reserve for the payment of liquidation expenses, will be transferred to Golden Minerals Company (“Golden Minerals”), a Delaware corporation that will be the Company’s successor. The assets transferred to Golden Minerals will include certain property, plant and equipment as well as the Company’s exploration properties, cash and certain auction rate securities (see Note 28).

Under the Plan, the Notes will be canceled in exchange for a pro rata distribution of (i) common stock of Golden Minerals, and (ii) approximately $45 million of cash, funded in part from the sale of San Cristóbal, plus any other cash or cash equivalents held by the Company in excess of the sum of $15 million plus amounts to pay for accrued liabilities at March 31, 2009 and certain projected reorganization expenses that will be incurred after March 31, 2009.  Other unsecured creditors will receive cash payment for their claims up to a maximum recovery of $10,000 per claim, or a pro rata distribution of common stock of Golden Minerals.  The Company’s current equity holders will receive no recovery under the Plan.  The Company will be liquidated in the Cayman Islands proceeding and the Company’s ordinary shares will be cancelled in connection with the Cayman Islands liquidation proceedings.

Although substantial progress has been made toward the financial restructuring of the Company’s operations, there are still risks associated with the various transactions that must be completed in order for the Company to emerge from bankruptcy as described.  Should the Company be unable to complete the sale of the San Cristóbal mine to Sumitomo, Sumitomo and the senior lenders could exercise remedies under the Facility, which could include foreclosure on the San Cristóbal mine assets and an action against the Company under its guarantee of 65% of amounts outstanding under the Facility, as described below.  In this event, it is likely that the Company would be required to liquidate under Chapter 7.  In considering only those events and transactions that have occurred or closed prior to the filing of the Company’s Form 10-K, there is substantial doubt that the Company can continue as a going concern.

During the fourth quarter 2008 the Company incurred approximately $2.2 million of reorganization costs. The costs primarily consist of attorney fees and investment banker fees for work performed in advance of the bankruptcy filings on January 12, 2009.

APEX SILVER MINES LIMITED

DEBTOR IN POSSESSION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Expressed in United States dollars)

Sale of the San Cristóbal Mine

The Plan calls for the Company to sell to Sumitomo its remaining direct and indirect interests in the San Cristóbal mine, including its 65% interest in MSC, for a cash purchase price of $27.5 million, plus $2.5 million in expense reimbursements and the assumption of certain liabilities, pursuant to the Purchase and Sale Agreement dated January 12, 2009 (the “Purchase Agreement”) among the Company, certain other wholly owned subsidiaries of the Company, Sumitomo and one of Sumitomo’s wholly owned subsidiaries. In addition, under the Purchase Agreement and the Plan, the Company will be released from liabilities associated with the San Cristóbal mine, including its guarantee of San Cristóbal’s indebtedness. Sumitomo may terminate the Purchase Agreement under certain circumstances, including if the closing of the transaction does not occur prior to March 31, 2009. Although the consummation of the transactions contemplated by Purchase Agreement is subject to fulfillment of customary conditions, the Company anticipates that they will be consummated on or about the Effective Date in conjunction with, and as a condition to, the Company’s emergence from bankruptcy.

As a condition to the closing of these transactions, ASMC will enter into a management services agreement with Sumitomo (the “Management Agreement”) under which ASMC will provide certain management services to the San Cristóbal mine in consideration of an annual fee of approximately $6.0 million and a potential annual incentive fee of $1.5 million.  The services will include, for example, management of technical and operating activities, administrative support, information technology and local community relations.  The Management Agreement will have an initial term of 12 months and thereafter may be terminated by ASMC with 12 months’ prior notice or by Sumitomo with six months’ prior notice.  If terminated by Sumitomo, ASMC will be entitled to a $1.0 million termination fee.  ASMC will not be required to pay a termination fee.

Project Finance Facility

On December 12, 2008, the lenders under the Facility, Sumitomo and the Company executed an agreement under which the metals derivative positions required by the Facility were terminated and the Company was released from all of its related obligations.  The Company used approximately $66.5 million of the $91.0 million restricted cash that collateralized the derivative positions to settle its share of the remaining derivative liability, and holds the remaining $24.5 million as unrestricted cash at December 31, 2008.  The $66.5 million amount includes a $33.0 million payment to the banks holding the hedges, a $7.5 million payment to Sumitomo to reimburse it for two hedge payments previously made on behalf of the Company and a $26.0 million payment by the Company directly to Sumitomo, as Sumitomo was required to enter into similar derivative positions with the hedge banks as a term of the settlement.  On December 17, 2008, Sumitomo purchased 90% of the loans under the Facility from the senior lenders.  Under the terms of this transaction, Sumitomo acquired the right to control the exercise of rights and remedies with respect to any defaults under the Facility.

The San Cristóbal mine failed to make the principal and interest payment due under the Facility on December 13, 2008, and failed to achieve “completion” as defined by the applicable agreement, by December 31, 2008, and thus is in default under the Facility.  Immediately prior to the Company’s Chapter 11 filing, Sumitomo, as the holder of 90% of the Facility loans, accelerated the loans under the Facility.  Sumitomo and the Company entered into a standstill agreement, as amended, under which Sumitomo has agreed to forbear from exercising its rights and remedies with respect to defaults under the Facility.  The standstill agreement is expected to remain in effect until the sale of the San Cristóbal mine to Sumitomo is completed and the Company has emerged from Chapter 11.

Pursuant to the Plan, at the Effective Date, Sumitomo will waive and release the Company from any liability associated with amounts outstanding under the Facility.  The other senior lenders under the Facility will likewise release the Company from any liability associated with amounts outstanding under the Facility.

APEX SILVER MINES LIMITED

DEBTOR IN POSSESSION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Expressed in United States dollars)

Funding of San Cristóbal and Other Cash Requirements Prior to Emergence from Chapter 11

During 2008, Sumitomo provided $150 million in funding to the San Cristóbal mine under a working capital credit line (see Note 18) to augment cash flow from concentrate sales in order to fund San Cristóbal’s operating costs, income and other taxes, capital costs and financing costs.  At December 31, 2008 the full $150 million available under the working capital line had been drawn and is reflected in noncontrolling interest on the accompanying consolidated balance sheets. The Company and Sumitomo also provided $90.8 million to settle the derivative positions as described above.

Also, to provide the Company with the cash and liquidity necessary to fund its 65% share of working capital required by the San Cristóbal mine prior to the Effective Date, the Company has entered into a $35 million debtor-in-possession term credit facility (the “DIP Financing Facility”) pursuant to a Secured Super-Priority Debtor-in-Possession Credit and Security Agreement, dated as of January 20, 2009, with Sumitomo as lender.  As of March 12, 2009, the Company had borrowed $6.5 million under the DIP Financing Facility.   At the Effective Date, Sumitomo will waive and release the Company from any liability associated with amounts outstanding under the DIP Financing Facility.

Cash and Investments at December 31, 2008

At December 31, 2008, the Company’s aggregate balance of cash, restricted cash, and short and long term investments totaled $71.0 million, of which $20.6 million was restricted, and excludes $5.1 million of auction rate securities.  The restricted cash is held in a collateral account that is restricted to fund the operating requirements at the San Cristóbal mine and principal and interest payments on the Facility.

3.              Impairment of Long-lived Assets

Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“FAS 144”) provides financial accounting and reporting guidance for the impairment or disposal of long-lived assets. FAS 144 provides that recoverability of long-lived assets are assessed whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable.  At the end of the third quarter 2008, based on declining metals prices, continued high operating costs and anticipated funding requirements and following the guidance of FAS 144, the Company used a probability weighted analysis of various cash flow scenarios in determining that future cash flows were not sufficient to recover the carrying value of the San Cristóbal asset group. Accordingly, the Company recorded a $615.0 million impairment to the carrying value of the San Cristóbal asset group. The asset group includes all plant, property, and equipment, inventories, trade receivables, value added tax recoverable, accrued liabilities and leasing obligations related to the San Cristóbal mine. The asset group excludes amounts outstanding under the Facility, derivatives liability (settled during the fourth quarter), tax related assets and liabilities and the asset retirement obligation (“ARO”).

At the end of the fourth quarter 2008, the Company analyzed whether a further impairment of the long-lived assets of the San Cristóbal asset group had occurred.  The Company once again used a probability weighted analysis of various cash flow scenarios which assumed that the Company either continued ownership of or sells the asset group.  In determining whether a further impairment had occurred, the Company placed a 95% probability weighting on the potential sale of the asset group, based on the likelihood of consummating the sale to Sumitomo and concluded that the undiscounted cash flows were less than the carrying value of the asset group.  To measure the impairment the Company estimated the fair value of the asset group by discounting the projected cash flows for the various hold scenarios using a rate of 20.2%, which combines the risk free rate of 3.1% plus an additional interest factor for Bolivian country risk of 17.1%. The Company believes that applying a specific Bolivian risk factor is an appropriate method of capturing the additional country risk that is not otherwise reflected in the cash flow scenarios. The estimated fair value of the asset group, using the probability weighted average cash flow analysis, was $420.3 million which, when compared to the asset group carrying value of $430.9 million at December 31, 2008, indicates that a further impairment of the asset group of $10.6 million occurred during the fourth quarter 2008.  For the year ended December 31, 2008, the impairment of the San Cristóbal asset group totals $625.6 million.  Upon the expected completion of the transactions by the end of the first quarter 2009 as described in Note 2, the Company will write all assets and liabilities associated with San Cristóbal and record a gain or loss on the sale.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(Expressed in United States dollars)

4.             Summary of Significant Accounting Policies

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of the Company’s consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant areas requiring the use of management estimates and assumptions relate to mineral reserves and related future metals prices that are the basis for future cash flow estimates utilized in impairment calculations and units-of-production depreciation, depletion and amortization calculations; estimates of recoverable value added taxes; environmental reclamation and closure obligations; estimates of recoverable metals in stockpiles; estimates of the future value of concentrates sold on a provisional basis; the fair value of auction rate securities for which auctions have failed; valuation allowances for deferred tax assets and the fair value of financial instruments. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ significantly from these estimates under different assumptions or conditions.

Adoption of Accounting Standards Requiring Retrospective Application and Other Reclassifications

During December 2007 the FASB issued FASB Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (“FAS No. 160”).  A noncontrolling interest, formerly called a minority interest, is the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent. The objective of this Standard is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards related to noncontrolling interests. The Company adopted FAS No. 160 effective January 1, 2009 and no longer reports minority interest in the “mezzanine”, but reflects such noncontrolling interests as part of equity.  The provisions of FAS No. 160 have been retrospectively applied to all periods present in these Consolidated Financial Statements (see Note 12).

As a result of the Sale of the Company’s San Cristóbal mine (see Note 2), and per the guidance of Emerging Issues Task Force 03-13, “Applying the Conditions in Paragraph 42 of FASB Statement No. 144 in Determining Whether to Report Discontinued Operations” (“EITF 03-13”), the Company has retrospectively reclassified historical amounts on the Consolidated Statements of Operations and Comprehensive Income (Loss) for the San Cristóbal mine activity to discontinued operations for all periods presented.

Significant accounting policies

The policies adopted, considered by management to be significant, are summarized as follows:

a.             Basis of consolidation

These consolidated financial statements include the accounts of the Company, its more than 50% owned subsidiaries, including its 65% owned subsidiaries holding the San Cristóbal mine, and San Cristóbal Transportadora de Electricidad S.A. (“SC TESA”), a variable interest entity consolidated in accordance with Financial Accounting Standards Board Interpretation No. 46R (see Note 4o).  All intercompany transactions and balances have been eliminated at consolidation.

The Company consolidates more-than-50%-owned subsidiaries that it controls and entities over which control is achieved through means other than voting rights. If the Company does not own 100% of a consolidated subsidiary, it recognizes a noncontrolling interest (formerly referred to as minority interest) in the subsidiary and a noncontrolling interest in the gains or losses recorded by the subsidiary.  In cases where losses applicable to the noncontrolling interest in a subsidiary exceed the noncontrolling interest investment in the subsidiary, such excess and any further losses ordinarily applicable to the noncontrolling interest are charged against the Company’s interest, if the noncontrolling

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(Expressed in United States dollars)

interest does not have an obligation to fund such losses.  Future earnings, if any, are credited to the Company to the extent that losses attributable to the noncontrolling interest were previously absorbed by the Company.

On September 25, 2006 the Company sold 35% interests in the subsidiary holding its San Cristóbal mine, the subsidiary that markets the San Cristóbal concentrates and the subsidiary that holds the derivative positions required by the Facility to Sumitomo for $224 million in cash and retention of certain interests in future silver and zinc production.  Pursuant to the Company’s principles of consolidation, the Company fully consolidates the results of operations of its San Cristóbal mine and reports Sumitomo’s related ownership as a noncontrolling interest.

b.             Translation of foreign currencies

Substantially all expenditures and sales are made in U.S. dollars. Accordingly, the Company and its subsidiaries use the U.S. dollar as its functional and reporting currency.

c.             Cash and cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

d.             Restricted cash and investments

The Company segregates cash and investments, the use of which is restricted by contractual agreement, and reports these amounts separately in the financial statements.  At December 31, 2007 the Company had deposited $91.0 million in an account to collateralize its derivative positions as required by the amended Facility.  During December 2008 the Facility lenders, Sumitomo and the Company entered into an agreement under which the derivative positions were terminated and the Company used approximately $66.5 million of the $91.0 million in restricted cash to settle its share of the derivative liability with the remaining $24.5 million returned to the Company as unrestricted cash.  At December 31, 2008 and 2007 the Company had recorded $20.6 million and $12.3 million, respectively, the use of which is restricted to providing operating capital for the San Cristóbal mine and the payment of the Facility principal and interest as current restricted cash.

e.             Investments

Available for Sale — Available for sale securities, including auction rate securities (“ARS”), are recorded at fair value, with unrealized gains or losses recorded as a component of shareholders’ equity (deficit), unless the value of the security is considered other than temporarily impaired.  Realized gains and losses and non-temporary impairments in value are recorded in the statement of operations.  See Note 5 below regarding impairments related to the ARS recorded during the years ended December 31, 2008 and 2007.

Held to Maturity — Held to maturity investments are debt securities which the Company has the ability and intent to hold until maturity and are recorded at amortized cost. Income is recorded based upon the current yield of the security.  Any non-temporary impairment in value will be recorded in the statement of operations at the date of the impairment.  No impairments were recorded for the years ended December 31, 2008, 2007 and 2006.

f.              Inventories

Ore stockpiles and concentrate inventories are carried at the lower of average cost or net realizable value. Net realizable value represents the estimated future sales price of the product based on spot and future metals prices through estimated sale and settlement dates, less the estimated costs to complete production and bring the product to sale.  The $18.6 million of concentrate inventories and $72.6 million of ore stockpile inventories recorded at December 31, 2008 were recorded at net realizable value. The $23.4 million of concentrate inventories and $77.7 million of ore stockpile

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(Expressed in United States dollars)

inventories recorded at December 31, 2007, were recorded at cost. The Company recorded $52.5 million of inventory write downs during the year ended December 31, 2008.  No inventory write down charges were recorded during the year ended December 31, 2007.  The current portion of ore stockpiles is determined based on the expected amounts to be processed within the next 12 months. Ore stockpiles not expected to be processed within the next 12 months are classified as long-term (see Note 7).

Ore stockpiles - Ore stockpiles represent ore that has been mined and is available for further processing. Ore stockpiles are measured by estimating the number of tonnes added and removed from the stockpile, the contained metals (based on assay data) and the estimated metallurgical recovery rates. Costs are allocated to ore stockpiles based on relative values of material stockpiled and processed using current mining costs incurred up to the point of stockpiling the ore, including applicable overhead, depreciation, depletion and amortization relating to mining operations. Material is removed from the stockpile at an average cost per tonne.

Concentrate inventories - Concentrate inventories represent silver bearing zinc and lead concentrates available for shipment. Concentrate inventories are valued at the average cost of the ore sent to the processing plant from the mine or from the ore stockpiles plus the plant processing costs incurred, including applicable depreciation related to the processing facilities and an allocable portion of mine site administrative costs and related overhead. Costs are added to and removed from the concentrate inventory based on tonnes of concentrate produced or sold and are valued at the lower of average cost or net realizable value.

Materials and supplies - Materials and supplies are valued at the lower of average cost or net realizable value. Cost includes applicable taxes and freight.  The Company routinely counts and evaluates its material and supplies to determine the existence of obsolete stock that is subject to impairment.

g.             Mining properties, exploration and development costs

The Company expenses general prospecting costs and the costs of acquiring and exploring unevaluated mineral properties. When a mineral property is determined to have proven and probable reserves, subsequent development costs are capitalized to mineral properties.  For acquired mineral properties with proven and probable reserves, the Company capitalizes acquisition costs and subsequent development costs.  When mineral properties are developed and operations commence, capitalized costs are charged to operations using the units-of-production method over proven and probable reserves. Upon abandonment or sale of a mineral property, all capitalized costs relating to the specific property are written off in the period abandoned or sold and a gain or loss is recognized.

Beginning September 1, 1997 and continuing through July 31, 2007, the date on which operations commenced, all costs associated with the Company’s San Cristóbal mine were capitalized.  Capitalized costs at San Cristóbal include all direct costs associated with construction of the mine, certain interest, depreciation on assets being used to construct the mine and other internally allocated costs directly associated with the advancement of mine development.

No amounts related to other mineral properties have been capitalized at December 31, 2008.

h.             Property, plant and equipment and long live asset impairment

Buildings are depreciated using the straight—line method over useful lives of 30 to 40 years or the life of the mine whichever is shorter.  Mining equipment and machinery excluding the plant are depreciated using the straight-line method over useful lives of three to eight years or the lease period, whichever is shorter.  Mineral properties and the plant are depreciated using units of production based on estimated mine reserves.  Other furniture and equipment are depreciated using the straight-line method over estimated useful lives of three to five years.  Depreciation on plant and equipment used in the construction of an asset is capitalized to the constructed asset.

The Company records a lease as a capital lease if at the lease inception it meets one or more of four criteria in accordance with Statement of Financial Accounting Standards No. 13, “Accounting for Leases” (“FAS No. 13”). The

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(Expressed in United States dollars)

Company records capital leases as an asset and an obligation at the lesser of an amount equal to the present value at the beginning of the lease term of minimum lease payments during the lease term or the fair value of the leased assets.

Property, plant and equipment is recorded at cost and per the guidance of FAS No.144, the Company assesses the recoverability of its property, plant and equipment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable.   If the sum of estimated future net cash flows on an undiscounted basis is less than the carrying amount of the related asset, impairment is considered to exist. The related impairment loss is measured by comparing estimated future net cash flows on a discounted basis to the carrying amount of the asset.  During 2008 the Company recorded a $625.6 million impairment of the San Cristóbal asset group (see Notes 3 and 9).  No impairments were recorded for the years ended December 31, 2007and 2006.

i.              Asset retirement obligations

The Company records asset retirement obligations (“ARO”) in accordance with Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (“FAS No. 143”), which establishes a uniform methodology for accounting for estimated reclamation and abandonment costs.  According to FAS No. 143, the fair value of an ARO is recognized in the period in which it is incurred if a reasonable estimate of fair value can be made.   An offsetting asset retirement cost (“ARC”) is capitalized as part of the carrying value of the assets with which it is associated, and depreciated over the useful life of the asset (see Note 13).

j.              Deferred financing costs

The Company defers direct costs incurred in connection with obtaining financing and amortizes the costs over the life of the respective financing. During the fourth quarter 2008 the Company wrote off its remaining deferred financing costs (see Note 12).

k.             Revenue Recognition

The Company sells its concentrates directly to smelters. The Company recognizes a sale upon receipt of provisional payment, the earliest point that both risk of loss and title transfer to the smelter.

Concentrate sales are initially recorded based on 100% of the provisional sales prices. The provisional sales price is based on estimated metals contained in the concentrates (based on assay data) and the forward metals prices at the expected settlement date net of amounts retained by the smelter to cover its refining and treatment costs. Sales based on a provisional sales price contain an embedded derivative that is required to be separated from the host contract for accounting purposes. The embedded derivative does not qualify for hedge accounting and is marked to market through earnings each period prior to final settlement. Until final settlement, adjustments to revenue are recorded on a mark-to-market basis to reflect changes to the forward metals prices for the estimated date of settlement and changes in metal quantities are adjusted upon receipt of new information and assays. The primary risk associated with recognition of sales on a provisional basis is the possibility of metal price fluctuations between the date initially recorded and the date of final settlement. If a significant decline in metal prices occurs between the provisional pricing date and the final settlement date, the Company could be required to return a portion of the sales proceeds received based on the provisional invoice (see Note 19).

l.            Stock compensation

The Company recognizes stock based compensation costs per the guidance of Financial Accounting Standards No. 123R, “Share-Based Payment” (“FAS No. 123R”) and uses a graded vesting attribution method whereby costs are recognized over the requisite service period for each separately vesting portion of the award.  The Company recognized stock based compensation costs of $3.7 million, $3.2 million and $5.4 million for the years ended December 31, 2008, 2007 and 2006 respectively (see Note 17).

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(Expressed in United States dollars)

The fair value of each option award was estimated on the date of grant using the Black-Scholes option pricing model using the assumptions discussed in Note 17.  Expected volatilities are based on the historical volatilities of the Company’s shares.  The Company uses historical data to estimate option exercises and employee terminations within the Black-Scholes model. The expected term of options granted represents the period of time that options granted are expected to be outstanding, based on past experience and future estimates and includes data from both the Employees Plan and the Directors Plan (as defined in Note 17).  The risk-free rate for periods within the expected term of the option is based on the U.S. Treasury yield curve in effect at the date of grant.

m.            Net income (loss) per Ordinary Share

Basic income (loss) per share is computed by dividing net income (loss) available to holders of Ordinary Shares by the weighted average number of Ordinary Shares outstanding for the period.  Diluted income (loss) per share reflect the potential dilution that would occur if securities or other contracts to issue Ordinary Shares were exercised or converted into Ordinary Shares.

At December 31, 2008 and 2006, all potentially dilutive shares were excluded from the computation of diluted earnings per share because to include them would have been antidilutive. Therefore, basic loss per share is the same as dilutive loss per share for the years ended December 31, 2008 and 2006.  Outstanding options and warrants to purchase 355,611 Ordinary Shares were included in diluted earnings per share for the period ended December 31, 2007.

n.             Derivative positions

The Company records all open derivative positions on its consolidated balance sheet at estimated fair value.  Changes in the fair value of the open derivative positions are recorded each period in earnings as the Company did not account for any of its derivatives as hedge transactions.  Prior to January 1, 2008, The Company’s metal derivative positions were valued from quoted market information reflected in the applicable commodities price indices for the periods the indices are available. For periods beyond the available indices these metal derivative positions were valued using quoted prices and extrapolation of the commodities price indices from the counterparties holding the metal derivative positions.  The Company independently verified that the values received from the counterparties were based upon major commodities price indices such as the London Metal Exchange and New York Commodities Exchange and other available market data.   As a result of the Company adopting the provisions of Financial Accounting Standards No. 157, “Fair Value Measurements” (“FAS No. 157”) on January 1, 2008, the fair value of the Company’s metal derivate liabilities are valued as above and then adjusted to reflect the company’s credit risk and risk of non-performance. See Note 15 for discussion on fair value measurements.

At December 31, 2008 the Company had no open derivative positions as the result of fully liquidating previously held positions during the fourth quarter 2008 (see Notes 2 and 14).  At December 31, 2007 the fair value of the Company’s open derivatives positions was a net liability of $741.0 million.

o.             Variable Interest Entities

During 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46R, “Variable Interest Entities” (“FIN 46R”), which provides guidance on the identification and reporting for entities over which control is achieved through means other than voting rights. FIN 46R defines such entities as variable interest entities (“VIEs”). In April 2005 the Company entered into a long-term contract with SC TESA, a subsidiary of Ingelec, S.A., (“Ingelec”), a company in the power line construction and transmission services industry, to construct a power line and transport power to the San Cristóbal mine from the Bolivian power grid. The Company has determined that the contractual arrangements result in the classification of SC TESA as a VIE. In addition, because of the restrictive requirements of the contract, effectively giving the Company control of SC TESA, the Company is deemed to be the primary beneficiary of SC TESA resulting in the full consolidation of SC TESA beginning in April 2005. At December 31, 2008 the consolidation of SC TESA results in the elimination of a $21.2 million note receivable from SC TESA and the recognition of $18.3 million of additional property, plant and equipment, net and $3.5 million of additional value added tax recoverable. In addition, $4.5 million of electrical transmission revenue is eliminated and the

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(Expressed in United States dollars)

Company recognizes a noncontrolling interest offset to net income (loss) subject to limitations in such offset by U.S. GAAP (see Note 18).

p.             Comprehensive Income (Loss)

Comprehensive income (loss) is defined as all changes in stockholders’ equity (deficit), exclusive of transactions with stockholders, such as capital investments.  Comprehensive income (loss) includes net income (loss) and changes in certain assets and liabilities that are reported directly in equity.  For the years ended December 31, 2008, 2007 and 2006 Comprehensive Income (Loss) included the change in the market value of available for sale securities and is reported on the Consolidated Statements of Operations and Comprehensive Income (Loss).

q.             Income Taxes

The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“FAS 109”) on a tax jurisdictional basis.  The Company files Bolivia, United States and certain other foreign country income tax returns, and pays taxes reasonably determined to be due.  The tax rules and regulations in these countries are highly complex and subject to interpretation.  The Company’s income tax returns are subject to examination by the relevant taxing authorities and in connection with such examinations, disputes can arise with the taxing authorities over the interpretation or application of certain tax rules within the country involved.  In accordance with Financial Accounting Standards Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of FAS 109, the Company identifies and evaluates uncertain tax positions, and recognizes the impact of uncertain tax positions for which there is a less than more-likely-than-not probability of the position being upheld when reviewed by the relevant taxing authority.  Such positions are deemed to be unrecognized tax benefits and a corresponding liability is established on the balance sheet.

The Company has recorded a full valuation allowance against its deferred tax assets based on the judgment that it is more likely than not that these deferred tax assets will not be utilized before their expiration.  Due to the pending sale of the San Cristóbal property, it is not likely that the Company will generate sufficient taxable income to utilize its deferred tax assets in the future.

r.             Discontinued operations

Upon emerging from Chapter 11 protection on March 24, 2009, and as a condition to the emergence from Chapter 11, the Company sold to Sumitomo its remaining direct and indirect interests in the San Cristóbal mine, including its 65% interest in MSC.  As a result, the Company has reclassified the results of operations of the San Cristóbal mine and related subsidiaries from historical presentation to discontinued operations for all periods presented in the Consolidated Statements of Operations and Comprehensive Income (Loss), including all direct financing related to the San Cristóbal mine (see Note 2).  The Company determined that reporting discontinued operations is appropriate in accordance with EITF 03-13.  Based upon the guidance in EITF 03-13, the Company has determined that the continuing cash flows generated by the Management Agreement for the San Cristóbal mine are not so significant as to constitute continuing involvement with the mine. In addition, management has evaluated the Company’s other ongoing involvement with the San Cristóbal mine as a result of the Management Agreement, and concluded that it does not represent significant continuing involvement as defined in EITF 03-13.

s.             New Accounting Standards

During May 2008 the FASB issued FASB Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)” (“FSP No. APB 14-1”). FSP No. APB 14-1 applies to convertible debt instruments that, by their stated terms, may be settled in cash (or other assets) upon conversion, including partial cash settlement, unless the embedded conversion option is required to be separately accounted for as a derivative under Financial Accounting Standards No. 133, “Accounting for Derivatives Instruments and Hedging Activities” (“FAS No. 133”) .. FSP No. APB 14-1 will require the liability and equity components of convertible debt instruments to be separately accounted for in a manner that will reflect the entity’s

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(Expressed in United States dollars)

nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. If a convertible debt instrument within the scope of FSP No. APB 14-1 is settled through the issuance of cash, stock, or any combination thereof, or if a modification or exchange of an instrument is accounted for as an extinguishment, an issuer will recognize separately the extinguishment of the liability component and the reacquisition of the equity component. Any difference between the settlement consideration attributed to the liability component and its carrying amount is recognized in the income statement as a gain or loss on debt extinguishment. Any difference between the consideration attributed to the equity component and its carrying amount is recognized in stockholders’ equity. FSP No. APB 14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008 (fiscal year 2009 for the Company) and interim periods within those fiscal years. The Company is evaluating what impact, if any, FSP No. APB 14-1 would have on the Company’s financial position or results of operations.

During March 2008 the FASB issued Financial Accounting Standards No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an Amendment of FASB Statement No. 133” (“FAS No. 161”). FAS No. 161 enhances the disclosure requirements under FAS No. 133 pertaining to how and why an entity uses derivative instruments, how derivative instruments and related hedge items are accounted for under FAS No. 133, and how derivative instruments and related hedge items affect an entity’s financial position, financial performance, and cash flows. FAS No. 161 is effective for fiscal years, and interim periods within those fiscal years, beginning after November 15, 2008 (fiscal year 2009 for the Company).

During February 2008 the Financial Accounting Standards Board (“FASB”) issued Staff Position No 157-2, “Effective Date of FASB Statement No. 157” (“FSP FAS 157-2”). FSP FAS 157-2 delayed the effective date of FAS No. 157 by one year (until fiscal years beginning after November 15, 2008; fiscal year 2009 for the Company) for non-financial assets and non-financial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. The Company is currently evaluating the potential impact of adopting this statement but does not believe it will have a material impact on the Company’s financial position or results of operations.

During December 2007 the FASB issued Financial Accounting Standards No. 141 (Revised 2007), “Business Combinations” (“FAS No. 141R”). FAS No. 141R provides revised guidance on how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, noncontrolling interests acquired, and goodwill acquired. FAS No. 141R also expands required disclosures regarding the nature and financial effects of business combinations. FAS No. 141R generally applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 (fiscal year 2009 for the Company). The Company has no prior acquisitions, but FAS No. 141R would impact the Company should it enter into a business combination in the future.

During December 2007 the FASB issued FAS No. 160 related to noncontrolling interests. A noncontrolling interest, formerly called a minority interest, is the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent. The objective of this Standard is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards related to noncontrolling interests. FAS No. 160 was effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 (fiscal year 2009 for the Company). Upon adoption of FAS No. 160, the Company no longer reports minority interest in the “mezzanine”, but reflects such noncontrolling interests as part of equity. Furthermore, FAS No. 160 changes the way transactions among shareholders are accounted for and allows the full allocation of losses to the noncontrolling interest, even when noncontrolling interest’s equity balance is in a deficit position.  Noncontrolling interests of approximately $150.8 million and $0.0 million as of December 31, 2008 and 2007 respectively, were recast to a component of total equity in the consolidated balance sheets.

5.             Investments

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.  Short-term investments include investments with maturities greater than 3 months, but not exceeding 12 months. Long-term investments include investments with maturities greater than 12 months.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(Expressed in United States dollars)

The Company determines the appropriate classification of its investments in debt and equity securities at the time of purchase and re-evaluates those classifications at each balance sheet date. Debt securities are classified as held to maturity when the Company has the intent and ability to hold the securities to maturity.  Held to maturity debt securities are stated at amortized cost and include government agency and corporate obligations.  Available for sale investments are marked to market at the end of each reporting period with changes in value recorded as a component of other comprehensive income (loss). If declines in value are deemed other than temporary, a charge is made to net income (loss) for the period. The Company invests only in government and corporate securities rated “investment grade” or better.

A portion of the Company’s investments are held in ARS which had credit ratings ranging from AA to AAA at the time of purchase.  ARS are floating rate securities with long-term nominal maturities of 25 to 45 years which are marketed by financial institutions with auction reset dates at 7, 28, or 35 day intervals to provide short-term liquidity.  Beginning in August 2007 and continuing through December 31, 2008 a number of ARS auctions failed, resulting in a lack of liquidity in the ARS market.  At the time the auctions failed the Company held approximately $71.7 million of ARS investments.  During 2007 the Company liquidated ARS investments with a cost basis of $19.5 million for $15.7 million and recorded a $3.8 million loss.  During 2008 the Company liquidated approximately $0.3 million of its ARS.  In addition during 2008 and 2007 the Company recorded impairment charges of $16.3 million and $30.7 million respectively to earnings on the remaining ARS investments, resulting in a remaining carrying value of $5.1 million and $21.5 million at December 31, 2008 and 2007, respectively.

There can be no assurance that the ultimate disposition of the remaining ARS will not result in recoverable values significantly different from the estimates made by management and the Company may be required to recognize additional impairments.

The following tables summarize the Company’s investments at December 31, 2008 and December 31, 2007:

December 31, 2008	Cost	Estimated Fair Value	Carrying Value
	(in thousands)
Investments:
Short-term:
Available for sale
Common stock	$761	$124	$124
Corporate notes	223	224	224
Government bonds	15,924	16,003	16,003
Total available for sale	16,908	16,351	16,351
Total short term	$16,908	$16,351	$16,351
Long-term:
Available for sale
Corporate notes	$405	$386	$386
Auction rate securities	5,101	5,101	5,101
Total available for sale	5,506	5,487	5,487
Total long term	$5,506	$5,487	$5,487

APEX SILVER MINES LIMITED

DEBTOR IN POSSESSION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(Expressed in United States dollars)

December 31, 2007	Cost	Estimated Fair Value	Carrying Value
	(in thousands)
Investments:
Short-term:
Available for sale
Common stock	$761	$654	$654
Corporate notes	36,040	35,946	35,946
Government bonds	13,635	13,643	13,643
Total available for sale	50,436	50,243	50,243

Held to maturity
Government bonds	2,000	2,001	2,000
Total held to maturity	2,000	2,001	2,000
Total short term	$52,436	$52,244	$52,243

Long-term:
Available for sale
Corporate notes	$2,900	$2,897	$2,897
Auction rate securities	21,510	21,510	21,510
Total available for sale	24,410	24,407	24,407
Total long term	$24,410	$24,407	$24,407

Quoted market prices at December 31, 2008 and 2007 respectively were used to determine the fair values of the above investments, except with respect to the ARS.  See Note 15 for further discussion on the fair value measurement techniques used by the Company to value the above investments.

Credit Risk

Credit risk is the risk that a third party might fail to fulfill its performance obligations under the terms of a financial instrument. For cash and equivalents and investments, credit risk represents the carrying amount on the balance sheet. The Company mitigates credit risk for cash and equivalents and investments by placing its funds and investments with high credit-quality financial institutions, limiting the amount of exposure to each of the financial institutions, monitoring the financial condition of the financial institutions and investing only in government and corporate securities rated “investment grade” or better. (See the discussion above regarding the Company’s ARS investments.)

The Company’s investments are all held with financial institutions that maintain a net worth of not less than $1 billion and are members in good standing of the Securities Investor Protection Corporation.

6.             Prepaid Expenses and Other Assets

Prepaid expenses and other assets consist of the following:

	December 31,
	2008	2007
	(in thousands)

Current portion of note receivable	$2,079	$2,728
Prepaid insurance	3,356	3,651
Accrued interest receivable	236	768
Prepaid contractor fees and vendor advances	7,266	5,615
Deferred payments receivable	—	1,928
Insurance premium refund receivable	778	—
Other	1,835	1,505
	$15,550	$16,195

APEX SILVER MINES LIMITED

DEBTOR IN POSSESSION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(Expressed in United States dollars)

The current portion of notes receivable is related to funds previously advanced by the Company to the contractor that constructed the load out facilities at the Port of Mejillones (see Note 10). Prepaid contractor fees and vendor advances consist primarily of advance payments made to contractors and suppliers for mining and processing supplies and services at the San Cristóbal mine.

Under the terms of the sale to Sumitomo of a 35% interest in the subsidiary holding the San Cristóbal mine, the Company retained certain interests in future silver and zinc production from Sumitomo’s interest in San Cristóbal mine production. Deferred payments receivable are related to amounts receivable from Sumitomo related to those retained interests in San Cristóbal mine silver and zinc production.  Effective June 30, 2008 the Company and Sumitomo agreed to terminate these retained interests for a onetime payment of $70.0 million from Sumitomo (see Note 18).

7.                                      Inventories

Inventories at the San Cristóbal mine at December 31, 2008 and 2007 consist of the following:

	December 31,	December 31,
	2008	2007
	(in thousands)
Current:
Concentrate inventories	$18,638	$23,377
Sulfide ore stockpiles	—	834
Material and supplies	56,370	20,000
Total current inventories	$75,008	$44,211

Long-Term:
Sulfide ore stockpiles	$—	$15,092
Oxide ore stockpiles	72,628	61,822
	$72,628	$76,914

As the result of declining metals prices and increasing operating costs the Company wrote down the carrying value of its sulfide ore stockpile and concentrate inventories at December 31, 2008 to net realizable value. The Company reduced the carrying value of its concentrate inventories by $14.8 million and its sulfide ore stockpile inventories by $37.7 million, and recorded a $52.5 million charge during the year ended December 31, 2008, to write down of inventories on the accompanying consolidated statements of operations and comprehensive income (loss).

Concentrate inventories at December 31, 2008 and 2007 consist of approximately 46,467 tonnes and 19,863 tonnes of concentrates, respectively, and are carried at the lower of cost or market. The long term stockpile inventories consist of stockpiled ore that will be processed later in the mine life and are carried at the lower of cost or market.  Material and supplies inventory consist primarily of fuel, reagents and operating supplies at the San Cristóbal mine and are carried at the lower of cost or market.

8.                                      Value Added Tax Recoverable

The Company has recorded value added tax (“VAT”) paid in Bolivia and related to the San Cristóbal mine as a recoverable asset.  The VAT is expected to be recovered through future production from the San Cristóbal mine.  As export sales are made from the mine, the Company is entitled to file for tax credit certificates, called Cediems, from the government relating to current and previous VAT paid.  The Cediems, once issued to the Company, can then be used as a credit against certain Bolivian income and import taxes or can be sold to other third parties at a small discount.  The Company is currently filing for Cediems based on the export sales it has made to date.  The process for receiving Cediems is administratively complex and can take one to two years from the date an application is filed.  As of December 31, 2008, the Company has filed for approximately $33.8 million of Cediems and has received approximately $0.4 million of Cediems that have been used to offset Bolivian income taxes.  The Company believes, based on current

APEX SILVER MINES LIMITED

DEBTOR IN POSSESSION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(Expressed in United States dollars)

Bolivian law and financial projections at the mine, that all of the VAT appearing on the balance sheet is recoverable.   Future changes to Bolivian tax law could have an adverse effect on the Company’s ability to recover the VAT.  At December 31, 2008 and 2007, the VAT recoverable was $157.1 million and $95.3 million, respectively.  The VAT recoverable amounts include $19.5 million and $8.6 million of recoverable Bolivian import duties for the years ended December 31, 2008 and 2007, respectively. The December 31, 2008 VAT recoverable balance of $157.1 million is net of $0.2 million of VAT recovered during 2008.

The Company has also paid VAT in Bolivia as well as other countries, primarily related to exploration projects, which has been charged to expense as incurred because of the uncertainty of recovery.

9.                                      Property, Plant and Equipment, Net

The components of property, plant, and equipment, net were as follows:

	December 31,	December 31,
	2008	2007
	(in thousands)
Mineral properties	$49,596	$238,833
Construction in progress	14,782	9,287
Buildings	3,709	14,576
Mining equipment and machinery	123,139	525,594
Other furniture and equipment	5,128	4,669
	196,354	792,959
Less: Accumulated depreciation	(56,446)	(20,313)
	139,908	772,646
Equipment under capital lease	72,425	69,107
Less: Accumulated depreciation	(21,337)	(11,918)
	51,088	57,189
Port facilities under lease	12,283	12,283
Less: Accumulated depreciation	(745)	(137)
	11,538	12,146
	$202,534	$841,981

Mineral properties include engineering, financing and other costs not attributable to specific fixed assets at the San Cristóbal mine.

During 2008 the Company reduced the carrying value of the San Cristóbal asset group by $625.6 million, on a pro-rata basis of the assets affected, and recorded a related impairment charge on the accompanying consolidated statement of operations. The impairment is reflected in the carrying value of the assets in the table above at December 31, 2008.  See Note 3 for a further discussion of the impairment charge.

Depreciation expense for the years ended December 31, 2008, 2007 and 2006 totaled $37.9 million, $14.2 million, and $0.4 million respectively.  For the years ended December 31, 2007 and 2006, depreciation associated with the San Cristóbal mine was capitalized in the amounts of $3.2 million and $5.2 million respectively.

At December 31, 2008 the Company recorded capital lease obligations of $47.9 million related to mining equipment at San Cristóbal and $11.7 million related to the port facility (see Note 12).

APEX SILVER MINES LIMITED

DEBTOR IN POSSESSION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(Expressed in United States dollars)

10.          Other Long Term Assets

At December 31, 2007 other long term assets consists primarily of the $2.0 million long-term portion of a $4.7 million note receivable, plus accrued interest, from the contractor that constructed the load out facilities at the Port of Mejillones for funds previously advanced by the Company.  The note and accrued interest are being repaid by applying a portion of the amounts owed for port charges by the San Cristóbal mine to the outstanding note and accrued interest balances.  At December 31, 2008 approximately $2.1 million remains due under the note which amount plus interest is expected to be repaid during 2009 (see Note 6).

11.          Accounts Payable and Other Accrued Liabilities

The Company’s accounts payable and other accrued liabilities consist of the following:

	December 31,	December 31,
	2008	2007
	(in thousands)

Trade accounts payable and accruals	$27,502	$46,453
Deferred revenue	3,227	—
Amounts due smelters	7,974	1,408
Income taxes payable	1,764	893
Accrued employee compensation and benefits	8,394	7,203
	$48,861	$55,957

Trade accounts payable and accruals are primarily related to amounts due to contractors and suppliers at the San Cristóbal mine.

The deferred revenue is related to sales of concentrates for which cash has been received but for which risk of loss or title transfer to the smelter have not yet occurred at December 31, 2008.

Amounts due smelters is related to mark-to-market adjustments resulting from declining metals prices on unsettled shipments (see Note 19).

Accrued employee compensation and benefits at December 31, 2008 consist of $3.0 million of withholding taxes and benefits payable, $0.6 million of accrued performance bonuses and $4.8 million of accruals for statutory benefits required by Bolivian law including thirteenth month payments and mandatory severance requirements.

APEX SILVER MINES LIMITED

DEBTOR IN POSSESSION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(Expressed in United States dollars)

12.          Debt

The Company’s debt consists of the following:

	December 31, 2008		December 31, 2007
	Current	Long-term	Current	Long-term
	(in thousands)

2.875% Convertible Senior Subordinated Notes due 2024	$180,000	$—	$—	$180,000
4.0% Convertible Senior Subordinated Notes due 2024	109,987	—	—	109,987
Project finance facility	225,000	—	32,625	192,375
Note assigned to Sumitomo	—	9,060	—	8,013
Capital leases	8,307	39,549	8,242	44,845
Port lease liability	316	11,342	288	11,761
	$523,610	$59,951	$41,155	$546,981

2.875% and 4.0% Convertible Senior Subordinated Notes due 2024 (collectively, the “Notes”)

Under the Plan, upon the Company’s emergence from Chapter 11, the Company’s Notes will be cancelled in exchange for a pro rata distribution to holders of the Notes of (i) common stock of Golden Minerals Company, and (ii) approximately $45 million in cash (see Note 2).

The Notes are convertible into the Company’s Ordinary Shares at a conversion rate of 34.9406 shares per $1,000 principal amount of the Notes (equal to an initial conversion price of approximately $28.62 per share), subject to adjustment in certain circumstances. Holders may convert their Notes only if: (i) the price of Apex Silver Ordinary Shares reaches a specified threshold; (ii) the trading price for the Notes falls below certain thresholds; (iii) the Notes have been called for redemption; or (iv) specified corporate transactions occur.  Full conversion of the Notes would result in the issuance of approximately 10.1 million of the Company’s Ordinary Shares.  Accumulated interest on the Notes is paid twice a year in March and September.  At December 31, 2008 none of the Notes have been converted.

As a result of the Plan, the Company recorded a $5.5 million charge to interest expense at December 31, 2008 to write off the remaining deferred financing costs.  The deferred costs were previously being amortized to interest expense over ten years which corresponded to the related call provisions.  As a result of its liquidity and restructuring issues the Company has reclassified the Notes as current liabilities at December 31, 2008 (see Note 2).

San Cristóbal Mine Finance Facility

In December 2005 the Company closed on a $225 million project finance facility (the “Facility”), arranged by BNP Paribas and Barclays Capital, and funded by a group of international financial institutions including banks, export credit agencies and the Andean Development Corporation, a multilateral financial agency that promotes sustainable development in South America.  The full $225 million of borrowings from the Facility were used to complete the development of the Company’s San Cristóbal mine.

During the fourth quarter 2008, the Company identified a number of defaults that were expected to occur under the Facility by year-end 2008 including the failure to pay principal and interest when due on December 15, 2008, the failure to achieve “completion”, as that term is defined in the related agreements, by year-end 2008 and the failure by the Company to maintain a minimum consolidated tangible net worth of $280 million due to the write-down of the San Cristóbal assets.

APEX SILVER MINES LIMITED

DEBTOR IN POSSESSION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(Expressed in United States dollars)

On December 17, 2008, Sumitomo purchased 90% of the loans under the Facility from the senior lenders and executed a standstill agreement with the Company, under which Sumitomo agreed to forbear from exercising its rights and remedies with respect to any defaults under the Facility. As part of this transaction, Sumitomo controls the exercise of rights and remedies with respect to defaults under the Facility. Immediately prior to the Company’s Chapter 11 filing, the standstill agreement terminated and Sumitomo, as the holder of 90% of the Facility loans, accelerated the loans under the Facility. Sumitomo subsequently entered into a new standstill agreement with the Company which is expected to remain in effect until the sale of the San Cristóbal mine and the Company’s emergence from Chapter 11. (See Note 2).

As a result of the covenant violations occurring prior to December 31, 2008, which made the amounts outstanding under the Facility puttable by the lenders, the Company recorded a $6.2 million charge to write off the remaining deferred financing costs incurred in connection with obtaining the Facility.  The deferred costs were previously being amortized to interest expense, using the effective interest method, over the term of the Facility.  As a result of the liquidity and restructuring issues, the Company has classified amounts outstanding under the Facility as a current liability at December 31, 2008 (see Note 2).

Sumitomo Note Assignment

The Company loaned funds to SC TESA, the contractor that constructed the power line for the San Cristóbal mine, and holds a note receivable from SC TESA in the amount of $21.2 million, which is eliminated in consolidation following the guidance of FIN 46R.  The Company is receiving repayment of the note from SC TESA in the form of credits against electric transmission charges to the San Cristóbal mine.  In connection with the sale of 35% of the San Cristóbal mine to Sumitomo, the Company sold 35% of the $21.2 million note to Sumitomo.   If the Company were to receive payments from SC TESA, rather than credits against electric transmission charges, it would be required to pay Sumitomo its 35% share of such payments.  At December 31, 2008 the Company has a related note payable to Sumitomo in the amount of $9.1 million, which includes accrued interest.   The Company anticipates that the SC TESA loan agreement and note will be included in the San Cristóbal assets and liabilities that the Company plans to sell to Sumitomo (see Note 2).

Capital Leases

For certain mining equipment used exclusively at the San Cristóbal mine the Company has determined that a leasing arrangement exists with respect to such equipment.  At December 31, 2008 and 2007, the Company had recorded capital lease liabilities related to the mining equipment of $47.9 million and $53.1 million, respectively.  The Company anticipates that the liabilities under these leases will be included in the San Cristóbal assets and liabilities the Company contemplates selling to Sumitomo (see Note 2).

Port Lease Liability

Certain assets constructed at the port of Mejillones are for the exclusive use of the Company, including concentrate unloading, reception and storage facilities. The Company determined that a leasing arrangement exists with respect to those assets (see Note 9).  As of December 31, 2008 the Company had $11.5 million of plant and equipment, net of accumulated depreciation, and a financing obligation of $11.7 million related to the port facility recorded on its balance sheet.  The Company anticipates that the liabilities under this lease will be included in the San Cristóbal net assets and liabilities the Company contemplates selling to Sumitomo (see Note 2).

Sumitomo working capital line of credit

During 2008, Sumitomo provided $150 million in funding to the San Cristóbal mine under a working capital credit line to augment cash flow from concentrate sales in order to fund San Cristóbal’s operating costs, income and other taxes, capital costs and financing costs.  At December 31, 2008 the full $150 million available under the working capital line had been drawn and is reflected in noncontrolling interest on the accompanying consolidated balance sheets (see Note 18).

APEX SILVER MINES LIMITED

DEBTOR IN POSSESSION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(Expressed in United States dollars)

13.          Asset Retirement Obligations

The Company has developed an asset retirement plan for its San Cristóbal mine which includes estimated reclamation, remediation and closure costs based on Bolivian government requirements, World Bank financing requirements and the Company’s policies.  Since the third quarter 2005, the Company has conducted development and mining activities that fall within the scope of the asset retirement plan and will require future reclamation and closure expenditures.  The Company accrues estimated reclamation liabilities based on the asset retirement plan as activities requiring future reclamation and remediation occur.

The Company prepares estimates of the timing and amount of expected cash flows when an ARO is incurred. The fair value of the ARO is measured by discounting the expected cash flows using a discount rate that reflects the credit-adjusted risk-free rate of interest. The Company records the fair value of an ARO when it is incurred and changes in the fair value of the ARO are recorded as an adjustment to the corresponding asset carrying amounts. The ARO is adjusted to reflect the passage of time (accretion cost) calculated by applying the discount rate implicit in the initial fair value measurement to the beginning-of-period carrying amount of the ARO. The Company records accretion costs to expense as incurred.

The following table summarizes activity in the Company’s ARO:

	December 31,
	2008	2007
	(in thousands)
Beginning balance	$6,981	5,761

ARO arising in the period	1,380	620
Changes in estimates, and other	—	—
Liabilities settled	—	—
Accretion expense	794	600

Ending balance	$9,155	6,981

The ARO is related to the San Cristóbal mine that the Company anticipates selling to Sumitomo (see Note 2).

14.          Derivative Positions

The Company entered into derivative positions, consisting primarily of forward sales but also puts and calls to comply with certain covenants of the Facility. On December 12, 2008, the Facility lenders, Sumitomo and the Company executed an agreement under which the derivative positions were terminated and the Company was released from its respective obligations under the derivative positions.  The cost of closing out the positions was approximately $90.8 million of which the Company’s 65% share was $59.0 million, including a payment by the Company directly to Sumitomo of $26 million, as Sumitomo was required to enter into similar derivative positions with the hedge banks as a term of the settlement.  In addition, the Company paid Sumitomo $7.5 million as reimbursement for earlier derivative settlements for which Sumitomo had paid the full settlement amount.  The Company used $66.5 million of the $91.0 million restricted cash that had previously been set aside as collateral for the derivative positions to settle the positions and to reimburse Sumitomo.  The remaining $24.5 million of the collateral account was returned to the Company as unrestricted cash.

The Company adjusted its open derivative positions to estimated fair value at the end of each reporting period with the related change in fair value recorded to earnings.  For the year ended December 31, 2008, the Company recorded derivative gains of $467.9 million net of a $40 million fee required to terminate the hedge positions.  The gains are primarily the result of adjusting the open positions to estimated fair value and the settlement of derivative positions maturing during the year. For the year ended December 31, 2007, the Company recorded derivative gains of $19.3

APEX SILVER MINES LIMITED

DEBTOR IN POSSESSION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(Expressed in United States dollars)

million, as a result of adjusting the open positions to estimated fair value and the settlement of derivative positions maturing during the year.

Prior to January 1, 2008, the Company determined the fair value of its open derivative positions by applying market values obtained from the counterparties holding the derivative positions.  The Company independently verified that the values received from the counterparties are based on major commodities price indices such as the London Metals Exchange and the New York Commodities Exchange and other available market data.  As a result of the Company adopting the provisions of FAS No. 157 on January 1, 2008, the fair value of the Company’s metals derivative liabilities during 2008 were determined as above and then adjusted to reflect the Company’s credit risk and risk of non-performance. The Company estimates the credit spread associated with the Company’s credit risk and adjusts the market prices obtained above accordingly.  The Company used its unsecured convertible debentures and the Facility interest rates as reference points to determine the credit spread.  These credit risk inputs represent a Level 3 valuation as they cannot be confirmed by quoted market activity.

The following table sets forth the fair value of the Company’s net liability for open metal derivative positions at December 31, 2008 and December 31, 2007 and the change in that liability for the year ended December 31, 2008:

	Net Liability Amount To Be Realized In
	Less Than	2 to 3	4 to 5
Period Ended	1 Year	Years	Years	Thereafter	Total
	(in thousands)
Change for year ended December 30, 2008:
December 31, 2007	$266,820	$425,569	$47,958	$681	$741,028
December 31, 2008	—	—	—	—	—
Change in liability	$(266,820)	$(425,569)	$(47,958)	$(681)	$(741,028)

Components of change in liability:
Open position mark-to-market	$(11,369)	$(408,038)	$(47,783)	$(681)	$(467,871)
Cash payments	(255,451)	(17,531)	(175)	—	(273,157)
Change in liability	$(266,820)	$(425,569)	$(47,958)	$(681)	$(741,028)

The Notes have several embedded derivatives and management has determined that such derivatives have little or no value (see Note 12).

15.          Fair Value Measurements

Effective January 1, 2008 the Company adopted FAS No. 157 for the financial assets and liabilities and nonfinancial assets and liabilities which are measured at fair value on a recurring (annual) basis.  FAS No. 157 establishes a framework for measuring fair value in the form of a fair value hierarchy which prioritizes the inputs into valuation techniques used to measure fair value into three broad levels.  This hierarchy gives the highest priority to quoted prices (unadjusted) in active markets and the lowest priority to unobservable inputs.  Further, financial assets and liabilities should be classified by level in their entirety based upon the lowest level of input that was significant to the fair value measurement.  The three levels of the fair value hierarchy per FAS No. 157 are as follows:

Level 1:  Unadjusted quoted market prices in active markets for identical assets or liabilities that are accessible at the measurement date.

Level 2:  Quoted prices in inactive markets for identical assets or liabilities, quoted prices for similar assets or liabilities in active markets, or other observable inputs either directly related to the asset or liability or derived principally from corroborated observable market data.

APEX SILVER MINES LIMITED

DEBTOR IN POSSESSION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(Expressed in United States dollars)

Level 3:  Unobservable inputs due to the fact that there is little or no market activity. This entails using assumptions in models which estimate what market participants would use in pricing the asset or liability.

The following table summarizes the Company’s financial assets and liabilities at fair value at December 31, 2008, by respective level of the fair value hierarchy:

	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents	$2,503	$—	$—	$2,503
Short-term available for sale securities	16,351	—	—	16,351
Trade receivables	7,315	—	—	7,315
Auction rate securities	—	—	5,101	5,101
	$26,169	$—	$5,101	$31,270

Liabilities:
Trade payables	$7,974	$—	$—	$7,974
	$7,974	$—	$—	$7,974

The Company’s cash equivalents are classified within Level 1 of the fair value hierarchy.  These securities are comprised principally of commercial paper and government bonds which have been valued using quoted prices in active markets.

The Company’s short-term investments are classified within Level 1 of the fair value hierarchy.  These securities are comprised principally of common stock, commercial paper and government bonds which have been valued using quoted prices in active markets.

The Company’s trade receivables and amounts due smelters are classified within Level 1 of the fair value hierarchy.  These amounts represent embedded derivatives as part of the Company’s concentrate sales and are marked-to-market based upon quoted market prices in the respective commodity futures market based upon the period of estimated settlement.  Trade payables arise when the overall mark-to market valuation of a respective sale falls below the amount the Company has received to date from applicable provisional payments.

The Company’s ARS are classified within Level 3 of the fair value hierarchy.   The ARS are classified into two categories, collateralized debt obligations (“CDOs”) and corporate debt.  The CDOs are valued by estimating the value of the underlying collateral using significant assumptions regarding default, recovery and prepayment rates, and factoring these estimated collateral values in conjunction with the tranche for pay-out of the underlying collateral that the Company holds in each respective security.  The corporate debt ARS are valued based upon the estimated present value of expected cash flows using a Monte Carlo simulation model taking into account significant assumptions regarding coupon payments, recovery, and redemption values.  The Company uses these significant Level 3 inputs as there is no current market activity for these, or similar, securities nor relevant corroborating market data with readily observable inputs to support a Level 1 or 2 valuation.

The following table summarizes the change in fair value of the Company’s Level 3 financial assets (ARS):

The Year
Ended
December 31, 2008
Balance December 31, 2007	$21,510
Unrealized losses	(16,799)
Unrealized gains	536
Adjusted cost basis of Level 3 security sold in the period	(146)
Balance December 31, 2008	$5,101

APEX SILVER MINES LIMITED

DEBTOR IN POSSESSION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(Expressed in United States dollars)

16.                               Income Taxes

The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“FAS 109”), on a tax jurisdictional basis. The Company’s subsidiaries file Bolivia, United States and certain other foreign country income tax returns, and pay the taxes reasonably determined to be due. The tax rules and regulations in these countries are highly complex and subject to interpretation.

The provision for income taxes consists of the following:

	For the Years Ended December 31,
	2008	2007	2006
	(in thousands)
CURRENT TAXES:
United States	$628	$852	$208
Other Countries	(10)	27	541
	$618	$879	$749
DEFERRED TAXES:
United States	—	—
Other Countries	—	—	—
	$—	$—	$—
Total Income Tax Provision (Benefit)	$618	$879	$749

Income (loss) before income taxes and noncontrolling interest by country consists of the following:

	For the year ended December 31,
	2008	2007	2006
	(in thousands)
United States	$(1,407)	$1,830	$(4,048)
Other Countries	(67,709)	(52,160)	(7,096)
	$(69,116)	$(50,330)	$(11,144)

A reconciliation of the provision for income taxes computed at the United States statutory rate to the provision for income taxes as shown in the consolidated statements of operations and comprehensive income, loss for the years ended December 31, 2008, 2007 and 2006 is summarized below.

	2008	2007	2006
	(in thousands)
Tax benefit at the statutory rate of 38.1% for 2008, 2007 and 2006	$(26,333)	$(19,176)	$(4,246)
Withholding taxes on investment earnings and intercompany fees	675	824	749
Other adjustments:
Rate differential of other jurisdictions	4,112	2,625	847
Change in valuation allowance	21,492	20,309	3,310
Foreign statutory rate change	—	(3,676)	—
Other	672	(27)	89
Income tax provision	$618	$879	$749

APEX SILVER MINES LIMITED

DEBTOR IN POSSESSION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(Expressed in United States dollars)

The Company’s income tax provisions from ongoing operations of $0.6, $0.9, and $0.7 million for the years ended December 31, 2008 and 2007, respectively, consist mostly of withholding taxes either accrued or paid to Bolivia and the United States.

The components of the deferred tax assets and deferred tax liabilities are as follows:

	For the year ended
	December 31,
	2008	2007
	(in thousands)
Deferred tax assets:
Net operating loss carryforwards	$111,703	$62,031
Stock-based compensation	3,253	2,778
Property, plant and equipment	5,892	2,799
Accrued liabilities	18,300	5,611
Other	4,558	2,505
Total deferred tax assets	143,706	75,724

Deferred tax liabilities:
Property, plant and equipment	22,212	9,640
Accrued liabilities	5,953	—
Other	1,613	—
Total deferred tax liabilities	29,778	9,640

Net deferred tax asset before valuation allowance	$113,928	$66,084
Less: Valuation allowance	$(113,928)	$(66,084)
Net deferred tax asset	$—	$—

At December 31, 2008, the Company had net operating loss carryforwards in certain non-U.S. jurisdictions.  Of these, $143.2 million and $191.6 million in Bolivia and Luxembourg, respectively, have no expiration, while $99.3 million in other countries will expire in future years through 2018.  In the U.S., there are $7.3 million of net operating loss carryforwards which will expire in future years through 2028, of which $3.2 million is excluded from the deferred tax calculation until the Company can reduce taxes payable.  If realized, the deferred tax benefit and corresponding adjustment to additional paid in capital would be $1.2 million.

The valuation allowance for deferred tax assets of $113.9 million and $66.1 million at December 31, 2008 and 2007, respectively, relates principally to the uncertainty of the utilization of certain deferred tax assets, primarily net operating loss carryforwards in various tax jurisdictions.  The Company continually assesses both positive and negative evidence to determine whether it is more likely than not that the deferred tax assets can be realized prior to their expiration.  Due to the pending sale of the San Cristóbal property, it is unlikely that the Company will generate sufficient taxable income to utilize its deferred tax assets in the future.

The Company and certain other subsidiaries domiciled in the Cayman Islands do not file income tax returns because the Cayman Islands do not impose any form of income tax.  The Company’s income tax returns are subject to examination by the relevant taxing authorities and in connection with such examinations, disputes can arise with the taxing authorities over the interpretation or application of certain tax rules within the country involved.  In accordance with Financial Accounting Standards Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of FAS 109, the Company identifies and evaluates uncertain tax positions, and recognizes the impact of uncertain tax positions for which there is a less than more-likely-than-not probability of the position being upheld when reviewed by the relevant taxing authority.  Such positions are deemed to be unrecognized tax benefits and a corresponding liability is established on the balance sheet.  As of December 31, 2008 and 2007, the Company had $2.3 and $1.8 million of total

APEX SILVER MINES LIMITED

DEBTOR IN POSSESSION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(Expressed in United States dollars)

gross unrecognized tax benefits.  If recognized, the entire $2.3 and $1.8 million of total unrecognized tax benefits would affect the effective tax rate.  A reconciliation of the beginning and ending amount of gross unrecognized tax benefits is as follows:

	2008	2007
Total amount of gross unrecognized tax benefits at beginning of year	$1,792	$1,792
Additions for tax positions of prior years	520	—
Additions for tax positions of current year	29	—
Total amount of gross unrecognized tax benefits at end of year	$2,341	$1,792

Tax years as early as 2002 remain open and are subject to examination in the Company’s principal tax jurisdictions.  Management has estimated that unrecognized tax benefits will not significantly increase or decrease within the next twelve months.  There is no significant interest or penalty estimated on the underpayment of income taxes as a result of these unrecognized tax benefits.  The Company’s policy is to classify tax related interest and penalties as income tax expense.

17.          Equity (Deficit)

Stock Option Plans — The Company has established a plan to issue share options and other awards of the Company’s shares to officers, employees, consultants and agents of the Company and its subsidiaries (the “Employee Plan”) and a plan to issue share options to its non-employee directors (the “Director Plan”),  together (the ‘‘Plans’’). The Company anticipates that upon emergence from Chapter 11, the Plans will be terminated and all outstanding grants will be cancelled.  It is anticipated that the new company will establish its own stock-compensation plans.

At December 31, 2008 there were 2.5 million options outstanding under the Plans with an average exercise price of $14.83.  Of the options outstanding 1.9 million were vested and exercisable at an average exercise price of $14.85.  Based on the Company’s share price, none of the outstanding options had intrinsic value at December 31, 2008.

The fair value of each option award was estimated on the date of grant using the Black-Scholes option pricing model using the assumptions noted in the following table.  Expected volatilities are based on the historical volatilities of the Company’s shares.  The Company uses historical data to estimate option exercises and employee terminations within the Black-Scholes model. The expected term of options granted represents the period of time that options granted are expected to be outstanding, based on past experience and future estimates and includes data from both the Employees Plan and the Directors Plan.  The risk-free rate for periods within the expected term of the option is based on the U.S. Treasury yield curve in effect at the date of grant.

	Year Ended December 31,
	2008	2007	2006
Expected volatility	45.53% - 48.20%	43.3% - 46.3%	43.8% - 46.1%
Weighted average volatility	47.52%	45.90%	45.50%
Expected dividend yield	—	—	—
Expected term (in years)	6.06	5.72	5.77
Risk-free rate	3.30%	4.61%	4.62%

In addition to options, the Company grants restricted shares under the Employee Plan to certain key employees as a retention incentive.  At December 31, 2008, 211,975 restricted shares were outstanding with a weighted average grant date fair value of $15.22 per share or an aggregate value of $3.2 million.  None of these grants were vested and the shares had no value at December 31, 2008.

The Board of Directors receives a portion of its compensation in the form of Restricted Stock Units granted under the Employee Plan. The Restricted Stock Units typically vest one year after the date of grant if the individual still serves as a director. The director is entitled to receive one unrestricted Ordinary Share for each vested Restricted Stock Unit upon the termination of the director’s board service. The fair value of each Restricted Stock Unit grant is based on the

APEX SILVER MINES LIMITED

DEBTOR IN POSSESSION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(Expressed in United States dollars)

closing price of the Company’s shares on the date of grant.  At December 31, 2008, 55,549 Restricted Stock Units were outstanding with a weighted average grant date fair value of $0.6 million or $11.70 per share.  The Restricted Stock Units had no value at December 31, 2008.

Total compensation cost recognized for stock-based employee compensation awards was $3.7 million, $3.2 million and $5.4 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Warrants — At December 31, 2008, 350,000 warrants to purchase Ordinary Shares were outstanding. The warrants are exercisable at a price of $20.79 and expire September 27, 2009.

Convertible Debt — The Note holders have the right to convert the Notes of the Company at a conversion rate of 34.9406 shares per $1,000 principal amount of notes (equal to an initial conversion price of $28.62 per Ordinary Share) (see Notes 2 and 12).

18.   Noncontrolling Interest (formerly Minority Interest)

On January 1, 2009 the Company adopted FAS No. 160 related to noncontrolling interest, previously called a minority interest.  A noncontrolling interest is the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent. The Company has applied the provisions of FAS No. 160 prospectively, except for the provisions related to the presentation of noncontrolling interests, which have been applied retrospectively for all periods presented. As required upon adoption of FAS No. 160, noncontrolling interests of approximately $150.8 million and $0.0 million as of December 31, 2008 and 2007 respectively, were recast to a component of total equity in the consolidated balance sheets.

The following schedule sets forth the amounts of income from continuing operations and discontinued operations attributable to the Company:

	December 31,
	2008	2007	2006
	(in thousands, except share data)

Amounts attributable to the Company’s ordinary shareholders:
Loss from continuing operations	$(69,734)	$(51,209)	$(11,893)
Discontinued operations	(48,503)	62,765	(501,652)
Net income (loss)	$(118,237)	$11,556	$(513,545)

Sumitomo Corporation

During 2006 the Company sold Sumitomo a 35% interest in the subsidiaries that own the San Cristóbal mine, market project concentrates and held the metal derivative positions required by the project lenders. The Company continues to own 65% of these subsidiaries.

Under the terms of the 2006 sale of the 35% interest in the San Cristóbal mine, the Company retained certain interests in Sumitomo’s share of future silver and zinc production from the San Cristóbal mine.  During the first six months of 2008 the Company received payments in the amount of $14.1 million from Sumitomo related to its retained interests in Sumitomo’s share of the San Cristóbal mine silver and zinc production.  These amounts are included in noncontrolling interest in income (loss) of consolidated subsidiaries in the accompanying statement of consolidated operations and comprehensive income (loss).  Effective June 30, 2008 the Company and Sumitomo agreed to terminate these retained interests for a onetime payment of $70.0 million from Sumitomo.  The Company recorded a $63.1 million gain related to this transaction which is reflected as a component of the gain on the sale of interest in a subsidiary on the accompanying consolidated statement of operations and comprehensive income (loss).

Subsequent to the September 2006 close of the transaction with Sumitomo, the Company incurred certain losses primarily related to marking to market its open metal derivative positions.  Such losses would normally be shared by

APEX SILVER MINES LIMITED

DEBTOR IN POSSESSION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(Expressed in United States dollars)

Sumitomo in proportion to its 35% interest in the subsidiary recording the losses.  However, prior to the adoption of FAS No. 160, U.S. GAAP did not allow for the allocation of losses to the noncontrolling interest if the noncontrolling interest’s equity balance is in a deficit position.  At December 31, 2007, the Company had absorbed $23.6 million of losses that normally would have been allocated to Sumitomo.  As a result of increases in Sumitomo’s equity balance resulting from cash contributions made by Sumitomo during 2008, the Company was able to allocate the $23.6 million of losses previously absorbed included in the noncontrolling interest benefit of $118.1 million at December 31, 2008.  The noncontroling interest benefit reflects Sumitomo’s share of the subsidiaries’ losses primarily related to the impairment of property, plant and equipment and inventories at the San Cristóbal mine partially offset by gains related to the open metal derivative positions.  Also, in addition to the working capital line of credit discussed below, during 2008, Sumitomo advanced an additional $86.9 million to fund its share of operating costs related to the San Cristóbal mine, and the Company recorded $14.1 million of interest expense due Sumitomo on its share of advances to fund the San Cristóbal mine.

On November 13, 2008, Sumitomo and the Company entered into a letter of intent that contemplates Sumitomo’s purchase of all of the Company’s interests in the San Cristóbal mine.  On January 12, 2009, the Company and Sumitomo completed and signed a purchase and sale agreement which provides for the Company to receive proceeds of approximately $30 million in exchange for all of the Company’s direct and indirect interests in the San Cristóbal mine.    The Company expects the transaction to close on the date it emerges from Chapter 11, on or about March 24, 2009 (see Note 2).

During August 2008, MSC entered into a working capital credit line with a subsidiary of Sumitomo whereby Sumitomo would provide working capital for MSC on a unilateral basis through a $50 million subordinated finance facility.  The working capital line of credit accrues interest at 15% per annum and no principal or interest is due until the August 13, 2013 maturity date. Through a series of amendments, the maximum borrowing amount under the working capital credit line was subsequently increased to $150 million, all of which was fully drawn by December 31, 2008.  At December 31, 2008 the Company had accrued interest related to the working capital credit line in the amount of $3.6 million. The principal and interest amounts are reflected in noncontrolling interest on the accompanying consolidated balance sheets as of December 31, 2008.

Finally on January 20, 2009, Apex and Sumitomo entered into the $35 million DIP Financing Facility under which Apex will be able to borrow additional amounts, as needed, to fund its 65% share of the continuing cash requirements of San Cristóbal during the bankruptcy proceedings. Through March 12, 2009, the Company had borrowed $6.5 million under the DIP Financing Facility.

SC TESA

During 2005 the Company entered into a long-term contract with SC TESA to construct a power line and transport power to the San Cristóbal mine from the Bolivian power grid.  The Company loaned SC TESA $22.3 million to construct the power line which will be repaid through credits against charges for the delivery of power.  The Company consolidates SC TESA for financial reporting purposes.

Starting in the fourth quarter 2006, the San Cristóbal mine began receiving power from the grid resulting in SC TESA earning a transmission fee and recording earnings.  Because SC TESA is consolidated for financial reporting purposes, the intercompany profit earned by SC TESA is eliminated and the Company recognizes a noncontrolling interest charge equal to SC TESA’s share of the transmission fee earnings representing 100% of such earnings.  For the year ended December 31, 2008 SC TESA’s noncontrolling interest in the loss approximated $2.4 million; however such amount was not allocated to the noncontrolling interest because to do so would have resulted in an amount due from the noncontrolling interest owner.

19.          Sale of Concentrates

The Company sells its concentrates directly to smelters at market-based prices less deductions for refining and treatment charges.  The Company recognizes a sale upon risk of loss and title passing to the smelter and the receipt of a

APEX SILVER MINES LIMITED

DEBTOR IN POSSESSION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(Expressed in United States dollars)

provisional payment from the smelter.  In certain instances, the Company receives provisional payment prior to satisfying certain other requirements and in those cases, the provisional payment is recorded as deferred revenue until the other requirements have been met.  At December 31, 2008 the Company had recorded $3.2 million of such deferred revenue (see Note 11).  The Company expects to recognize the full $3.2 million as revenue during the first quarter 2009.

20.          Cash Flow Information

The following table reconciles net income (loss) for the period to cash from operations:

	For the years ended December 31,
	2008	2007	2006
	(in thousands)
Cash flows from operating activities:
Net loss	$(236,359)	$(75,843)	$(522,358)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization and depreciation	37,942	14,179	403
Amortization of deferred financing costs	4,266	1,999	552
Write off of deferred financing costs	11,724	—	—
Loss on auction rate securities	16,263	34,537
Loss on sale of investments	767	—	—
Accretion of asset retirement obligation	794	600	391
Amortization of premiums and discounts	(225)	(246)	(2,122)
(Gain) loss on derivative positions	(467,871)	(19,290)	715,120
Impairment of long lived assets	625,649	—	—
Impairment of inventories	52,547	—	—
Gain on extingushment of debt	—	—	(2,875)
Gain on sale of interest in subsidiary	(64,471)	—	(199,600)
Stock compensation	3,699	2,765	4,508
Changes in operating assets and liabilities:
(Increase) decrease in trade accounts receivable	(4,204)	(3,111)	—
(Increase) decrease in accrued interest receivable	169	120	(650)
(Increase) decrease in prepaid expenses and other assets net of amounts capitalized	(3,596)	(2,136)	(3,142)
Port fees applied to Port of Mejillones note receivable	2,799	1,818	—
(Increase) in inventories	(70,841)	(91,462)	(27,672)
Increase in value added tax recoverable (net)	(61,819)	(41,169)	(34,106)
Increase in accrued interest payable net of amounts capitalized	18,311	6,212	55
Increase in deferred revenue	3,227	—	—
Increase (decrease) in accounts payable and accrued liabilities net of amounts capitalized	(7,354)	4,998	1,068
Increase in income taxes payable, net	(1,898)	—	—
Other increase (decrease)	927	—	(299)
Net cash used in operating activities	$(139,554)	$(166,029)	$(70,727)

APEX SILVER MINES LIMITED

An Exploration and Development Stage Company

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in United States dollars)

The following table details supplemental non-cash transactions:

	For the years ended December 31,
	2008	2007	2006
	(in thousand except per share)

Capitalized stock based compensation costs	$—	$428	$943
Payment of debt with Ordinary Shares at an average of $15.77 in 2006	$—	$—	$17,125
Capitalized consulting services paid with Ordinary Shares at an average value of $15.90 per share for 2006	$—	$—	$27
Depreciation expense capitalized	$—	$3,214	$5,168
Debt and equity offering costs incurred	$—	$—	$4,781
Initial measurement of asset retirement obligation	$1,380	$620	$3,367
Equipment acquired through capital lease	$3,318	$46,924	$7,255
Capitalized port facility lease	$—	$12,283	$—

21.          Commitments and Contingencies

Leases –The Company has non-cancelable operating lease commitments as follows:

	2009	2010	2011	2012	2013
San Cristóbal mining equipment	$575,000	$575,000	$575,000	$575,000	$575,000
Corporate headquarters office space	$126,000	$—	$—	$—	$—

The Company is required to make mining patent lease payments to the Bolivian government to maintain its rights to the San Cristóbal mining concessions.  The Company has made such payments totaling approximately $400,000 for the years ended December 31, 2008, 2007 and 2006.

The lease for the corporate headquarters office space expires in 2009. Payments associated with this lease were recorded to rent expense by the Company in the amounts of $418,000, $375,000 and $380,000 for the years ended December 31, 2008, 2007 and 2006 respectively.

Project Finance Facility Commitments – The terms and conditions of the Facility contained a number of contingencies and commitments.  However, with the December 17, 2008 purchase by Sumitomo of 90% of the loans under the Facility from the senior lenders and the execution of a standstill agreement extended until January 12, 2009, Sumitomo has agreed to forbear from exercising its rights and remedies with respect to defaults under the Facility.  Further, as contemplated by the Plan the Company will be relieved of all further obligations upon emergence from Chapter 11 (see Note 2).

Political Contingencies – At various times since his election, President Morales and others in his administration have made public statements regarding their desire to exert greater state control over natural resource production in Bolivia. The Bolivian government may alter its policies with respect to the mining industry in the future.

During 2007, The Bolivian government enacted various changes to applicable mining taxes.  The potential for the government to make additional changes that would have the effect of increasing the total

APEX SILVER MINES LIMITED

An Exploration and Development Stage Company

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in United States dollars)

tax burden on the San Cristóbal mine continues to exist, and any such changes could adversely affect the earnings and cash flow generated by the mine.

During December 2008, Bolivia approved a new constitution in a national referendum that significantly affects the legal framework governing mining in Bolivia. The new constitution requires that existing mining concessions be replaced by mining agreements negotiated with the Bolivian government within one year of enactment of the new constitution. The new constitution does not specify the effect on existing concessions or provide either general or specific terms for the mining agreements. There can be no certainty as to the form and content of these contracts that must be negotiated with the Bolivian government.

Other Contingencies – As previously disclosed, the Company concluded, based on the results of an internal investigation conducted under the direction of its Audit Committee in late 2005 and early 2006, that certain senior employees of one of its South American subsidiaries were involved in making impermissible payments of approximately $125,000 to government officials in 2003 and 2004 in connection with an inactive, early stage exploration property that is not related to any of the Company’s active exploration or operating properties. Based on findings to date, no changes to the Company’s previously filed financial statements are warranted as a result of these matters. The Company contacted the Department of Justice (“DOJ”) and Securities and Exchange Commission (“SEC”) during 2006 and reported the results of the internal investigation. The Company was informed that the SEC and DOJ commenced an investigation with respect to these matters, including possible violations of the Foreign Corrupt Practices Act. On January 7, 2009, the Company received a “Wells notice” from the staff of the SEC (the “Staff”), which states that the Staff intends to recommend to the SEC that an enforcement action be commenced against the Company, alleging that the Company violated Sections 13(b)(2)(A), 13(b)(2)(B), 13(b)(5) and 30A of the Securities Exchange Act of 1934. The Wells notice further states that the Staff may seek permanent injunctive relief, disgorgement, prejudgment interest and civil money penalties against the Company. The Company has learned that the Staff issued Wells notices to a former Chief Financial Officer and former executive Chairman of the Board of the Company during the period of the alleged illegal payments. The Company intends to submit a Wells Statement putting forth reasons that the Commission should not institute civil enforcement proceedings against it.

The Company is cooperating fully with the SEC and DOJ investigations. The Company cannot predict with any certainty the final outcome of the investigations, including any fines or penalties that may be imposed.

22.          Royalty Income

During 2004 the Company sold the mineral rights on a section of the Company’s Platosa property in Mexico to Excellon Resources Inc. (“Excellon”). The Company retained a net smelter return (“NSR”) royalty interest, which is currently 3% and will decrease to 2% after the Company has received $4.0 million of royalty payments. At that time, Excellon will have the right to reduce the Company’s royalty interest to 1% upon payment of a $1 million fee. During 2006 Excellon began mining on the royalty section of the property and produced and sold silver, zinc and lead. The Company has earned NSR royalties from Excellon of $0.4 million, $1.3 million and $1.6 million during the years ended December 31, 2008, 2007 and 2006, respectively.

APEX SILVER MINES LIMITED

An Exploration and Development Stage Company

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in United States dollars)

23.          Foreign Currency

Gains and losses on foreign currency derivatives and translation consist of the following:

	2008	2007	2006
	(in thousands)

Loss on re-measurement of monetary assets denominated in other than US dollars	$32	$48	$9
Total	$32	$48	$9

The remeasurement of monetary assets is related to certain taxes receivable and other accounts denominated in Bolivia’s local currency.

24.          Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, investments, receivables, VAT recoverable, accounts payable, other current liabilities, derivative positions and long-term debt. Except for the VAT, long-term investments and long-term debt, the carrying amounts of these financial instruments approximate fair value due to their short maturities.

The estimated fair values of the Company’s long-term financial instruments as measured on December 31, 2008 and 2007 are as follows:

	2008		2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in thousands)
Value added tax recoverable	$157,146	$153,924	$95,327	$90,856
Long-term investments	5,487	5,487	24,407	24,407
2.875% Convertible Senior Notes due 2024	180,000	11,250	180,000	131,400
4.00% Convertible Senior Notes due 2024	109,987	3,575	109,987	96,400
Project finance facility	225,000	202,500	225,000	225,000
Capital lease obligations	47,856	47,856	52,847	52,847
Port lease liability	11,658	11,658	12,049	12,049
Derivative positions	—	—	741,028	741,028

The fair value of the VAT recoverable is estimated based on the expected timing of future cash flows and the two-year treasury interest rate of 0.76%.  The fair value of long-term investments is based upon quoted market prices except for auction rate securities as discussed in Note 5.  The fair value of the Convertible Senior Notes is based on quoted market values.  The fair value of the Facility is based on a market rate of interest and adjusted for the Company’s non-performance risk. The fair value of capital lease obligations and the port lease liability have market rates of interest and the fair value is equal to the carrying value.

APEX SILVER MINES LIMITED

An Exploration and Development Stage Company

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in United States dollars)

25.          Segment Information

The Company’s sole activity is the exploration, development and mining of mineral properties containing silver. Substantially all of the Company’s long-lived assets are related to the Company’s San Cristóbal mine in Bolivia. The Company’s other principal assets consist primarily of cash, restricted cash and investments. All sales of the Company are made by MSC and originate in Bolivia. The Company’s chief operating decision maker reviews the Company’s consolidated financial information for purposes of allocating resources based on a single segment.

26.          Quarterly Results of Operations (Unaudited)

The following table summarizes the Company’s quarterly results of operations, which have been reclassified to reflect discontinued operations and the retroactive application of FAS No. 160, for the years ended December 31, 2008 and 2007:

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
	(in thousands except per share)
2008
Loss from continuing operations	$(12,077)	$(15,792)	$(18,838)	$(23,027)
Income (loss) from discontinued operations	$10,103	$256,157	$(481,112)	$48,227
(Income) loss attributable to noncontrolling interest	$27,694	$(62,824)	$168,172	$(14,920)
Income (loss) attributable to the Company’s shareholders	$25,720	$177,541	$(331,778)	$10,280
Net income (loss) per Ordinary Share - basic and diluted:
Income (loss) from continuing operations attributable to the Company’s shareholders	$(0.20)	$(0.27)	$(0.32)	$(0.39)
Income (loss) from discontinued operations attributable to the Company’s shareholders	$0.64	$3.28	$(5.31)	$0.56
Income (loss) attributable to the Company’s shareholders	$0.44	$3.01	$(5.63)	$0.17

2007
Loss from continuing operations	$(1,765)	$(341)	$(22,575)	$(26,528)
Income (loss) from discontinued operations	$108,813	$(166,905)	$(162,767)	$196,225
Loss attributable to noncontrolling interest	$4,931	$23,401	$33,501	$25,566
Income (loss) attributable to the Company’s shareholders	$111,979	$(143,845)	$(151,841)	$195,263
Net income (loss) per Ordinary Share - basic and diluted:
Income (loss) from continuing operations attributable to the Company’s shareholders	$(0.03)	$0.00	$(0.38)	$(0.45)
Income (loss) from discontinued operations attributable to the Company’s shareholders	$1.94	$(2.45)	$(2.21)	$3.76
Income (loss) attributable to the Company’s shareholders	$1.91	$(2.45)	$(2.59)	$3.31

Net income (loss) from discontinued operations for the first quarter 2008 includes a $27.8 million loss and the second quarter through fourth quarter of 2008 include, $223.5 million, $163.3 million and $109.0

APEX SILVER MINES LIMITED

An Exploration and Development Stage Company

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in United States dollars)

million of gains on metals derivatives, respectively, primarily related to marking to market the open derivative positions required by the Facility. Net income (loss) from discontinued operations for the third and fourth quarters also included impairment charges of $615.0 million and $10.6 million, respectively.  In addition, net income (loss) from discontinued operations for the third and fourth quarters included inventory write downs of $34.4 million and $18.1 million, respectively.

Net income (loss) from discontinued operations for the first and fourth quarters of 2007 include $108.3 million and $213.5 million of gains, respectively and the second and third quarters include $165.6 million and $136.9 million of losses, respectively on metals derivatives, primarily related to marking to market the open derivative positions required by the Facility.

27.          Subsequent Events

Chapter 11 Reorganization

On January 12, 2009, the Company and a wholly-owned subsidiary filed voluntary joint petitions for reorganization relief under Chapter 11, with the Bankruptcy Court.  The Company also commenced a provisional liquidation proceeding in the Cayman Islands.  The Company’s subsidiaries outside the United States, including the Bolivian subsidiary that owns and operates the San Cristóbal mine, were not included in the Chapter 11 filing or in any other bankruptcy or reorganization proceeding.

Under Chapter 11, the Company is operating its businesses as a debtor-in-possession under court protection from creditors and claimants under the jurisdiction of the Bankruptcy Court and under the supervision of the joint provisional liquidators in the Cayman Islands.  Since the Chapter 11 filing, orders sufficient to enable the Company to conduct normal business activities have been entered by the Bankruptcy Court.  To provide the Company with the cash and liquidity necessary to fund its 65% share of working capital required by the San Cristóbal mine prior to the Effective Date, the Company entered into a $35 million DIP Financing Facility pursuant to a Secured Super-Priority Debtor-in-Possession Credit and Security Agreement, dated as of January 20, 2009, with Sumitomo as lender.  As of March 16, 2009, the Company had borrowed $6.5 million under the DIP Financing Facility.   At the Effective Date, Sumitomo will waive and release the Company from any liability associated with amounts outstanding under the DIP Financing Facility.

On March 4, 2009, the Bankruptcy Court entered an order confirming the Plan.  The Company anticipates the Plan will be effective and it will emerge from Chapter 11 protection on or about March 24, 2009.

Key Features of the Plan of Reorganization

Under the Plan, subsequent to the sale of the San Cristóbal mine, all of the remaining assets of the Company, other than a small cash reserve for the payment of liquidation expenses, will be transferred to Golden Minerals Company, a Delaware corporation that will be the Company’s successor.  The Company will be liquidated in accordance with Cayman Islands law.

The Plan also calls for the Company to sell to Sumitomo its remaining direct and indirect interests in the San Cristóbal mine, including its 65% interest in MSC, for a cash purchase price of $27.5 million, plus $2.5 million in expense reimbursements and the assumption of certain liabilities, pursuant to the Purchase Agreement.  In addition, under the Purchase Agreement and the Plan, the Company will be released from liabilities associated with the San Cristóbal mine, including its guarantee of San Cristóbal’s indebtedness.  Sumitomo may terminate the Purchase Agreement under certain circumstances, including if the closing of the transaction does not occur prior to March 31, 2009.  Although the consummation of the transactions

APEX SILVER MINES LIMITED

An Exploration and Development Stage Company

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in United States dollars)

contemplated by Purchase Agreement is subject to fulfillment of customary conditions, the Company anticipates that they will be consummated on or about the Effective Date.

As a condition to the closing of these transactions, ASMC will enter into the Management Agreement with Sumitomo under which ASMC will provide certain management services to the San Cristóbal mine in consideration of an annual fee of approximately $6.0 million and a potential annual incentive fee of $1.5 million. The services will include, for example, management of technical and operating activities, administrative support, information technology and local community relations.  The Management Agreement will have an initial term of 12 months.

Under the Plan, the Notes will be cancelled in exchange for a pro rata distribution of (i) common stock of Golden Minerals, and (ii) approximately $45 million in cash.   Other unsecured creditors will receive cash payments for their claims, up to a maximum recovery of $10,000 per claim, or a pro rata distribution of common stock of Golden Minerals.  The Company’s current equity holders will receive no recovery under the Plan and the ordinary shares of Apex Silver will be cancelled.

See Note 2 for a more detailed discussion of the Chapter 11 bankruptcy and the reorganization plan.

San Cristóbal Contract Mining Agreement

The Company’s Chapter 11 filing constituted a default under the San Cristóbal contract mining agreement.  If the Company were to fail to timely cure, or commence to cure, the default following written notice from the mining contractor, the mining contractor could have the right to terminate the contract mining agreement and require MSC to purchase the mining contractor’s equipment.  The mining contractor has not delivered written notice of default to MSC or the Company, or to the Company’s knowledge, taken any other action with respect to termination of the contract mining agreement.

Stock Exchange Delisting

Prior to the Chapter 11 proceeding, Ordinary Shares of the Company were listed on NYSE Alternext U.S., as successor to the American Stock Exchange (the “Exchange”), under the symbol “SIL” until January 12, 2009, when trading was halted as a result of the Company’s impending filing under Chapter 11.  On February 4, 2009, trading was formally suspended and on February 2, 2009, Ordinary Shares of the Company were formally delisted by the Exchange.  Since February 4, 2009, Ordinary Shares of the Company have been quoted on the Pink Sheets under the ticker symbol “APXSQ.”

28.          Pro Forma Effects of the Pending Sale and Emergence from Chapter 11 (unaudited)

The unaudited condensed consolidated pro forma balance sheet presented below has been prepared as if the Sale of the San Cristóbal mine had occurred, the Plan had been consummated and the Company had emerged from Chapter 11 on December 31, 2008.  Actual amounts may vary from these pro forma amounts pending a final determination of selling costs, the book value of the assets sold and liabilities assumed by Sumitomo at the date of the sale and a final determination of payments made under the Plan.

APEX SILVER MINES LIMITED

An Exploration and Development Stage Company

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in United States dollars)

December 31,
2008
Pro Forma
Amounts
(unaudited)
Assets
Current assets
Cash and cash equivalents	$32,312
Prepaid expenses and other assets	1,300
Current assets	33,612
Property, plant and equipment (net)	3,494
Investments	5,487
Other	14
Total assets	$42,607

Liabilities and Shareholders’ Equity

Current liabilities
Accounts payable and accrued liabilities	$3,982
Current liabilities	3,982
Total liabilities	3,982
Shareholders’ equity	38,625
Total liabilities and shareholders’ equity	$42,607

The unaudited condensed consolidated pro forma statement of operations presented below has been prepared as if the sale of the San Cristóbal mine had occurred, the Plan had been consummated and the Company had emerged from Chapter 11 on January 1, 2008.  Actual amounts may vary from these pro forma amounts as a result of management making different operating decisions for the restructured smaller company.

For the Year
Ended
December 31,
2008
Pro Forma
Amounts
(unaudited)
Revenues:
Fees from management services agreement	$6,000
Costs and expenses:
Exploration	(25,397)
Administrative	(22,160)
Gain (loss) - foreign exchange	(32)
Depreciation, depletion and amortization	(526)
Total operating expenses	(48,115)
Loss from operations	(42,115)
Other income and expenses:
Interest and other income	5,384
Royalty income	351
Loss on auction rate securities	(16,263)
Total other income and expenses	(10,528)
Loss before income taxes	(52,643)
Income tax benefit (expense)	(618)
Net income (loss)	$(53,261)

APEX SILVER MINES LIMITED

An Exploration and Development Stage Company

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in United States dollars)

Upon the consummation of the Plan and the Company’s emerging from Chapter 11, on or about March 24, Golden Minerals will be subject to the fresh start accounting rules prescribed by AICPA Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“SoP 90-7”). Fresh start accounting requires that each balance sheet account be recorded at fair value at the date of emergence. Furthermore, the value of the Company’s assets and liabilities will be impacted by its operating activities between December 31, 2008 and the date of emergence from Chapter 11. A fair value assessment of the Company’s assets and liabilities (the emerged company will have no debt) is currently in process and may result in amounts different from those reported on the pro forma balance sheet. The fair value assessment will most likely result in an increase in the carrying value of a number of the exploration properties that the Company owns or has the rights to conduct exploration activities on, which historically have had a zero carrying value following the Company’s policy to recognize exploration costs as expense in the period incurred. In addition, SoP 90-7 provides that to the extent the reorganization value of a company upon emergence from Chapter 11 is less than or greater than the fair value of its net assets and liabilities, a gain or loss, respectively, would be reported upon emergence. As set forth in the Disclosure Statement filed with the Bankruptcy Court for purposes of estimating recovery to creditors under the Plan, the estimated value of Golden Minerals upon emergence is between $15.0 million and $30.0 million. Accordingly, the $38.6 million pro forma balance of shareholders’ equity will be adjusted based upon application of fresh start accounting to the Company’s assets and liabilities and any gain or loss recorded. Also, the above pro forma statement of operations excludes the gain to be recognized, upon emergence from Chapter 11, on the settlement of the $290.0 million Note liability, plus accrued interest, for a cash payment of approximately $45.0 million, which will result in an estimated gain of approximately $247.9 million.